UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement

Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

a.	☒ Preliminary Information Statement (Definitive Information Statement to be released to shareholders on November 28, 2008)
b.	☐	Confidential, for Use of the Commission Only (as permitted by Rule
l4c-5(d) (2))
c.	☐	Definitive Information Statement

EDD HELMS GROUP, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $
(4)	Proposed maximum aggregate value of transaction: $
(5)	Total fee paid: $
☐	Fee paid previously with preliminary materials.

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: $
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

EDD HELMS GROUP, INC.

17850 N.E. 5TH Avenue

Miami, Florida 33162

(305) 653-2520.

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

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The Board of Directors of the Company is furnishing this Information Statement to all holders of record of the issued and outstanding shares of the Company’s common stock, $0.01 par value, as of the close of business on November 3, 2008 (the “Approval Record Date”), in connection with an Amendment to the Company’s Articles of Incorporation (“Amendment”) to effectuate a 1-for-2,000 reverse stock split. Fractional shares will be redeemed for cash consideration of $0.40 per pre-split share. A copy of the Amendment is attached hereto as Appendix A and is incorporated herein by this reference. When the reverse stock split is consummated, the Company will be privately-held and its outstanding shares of common stock will be owned by the Related Parties comprised of W. Edd Helms, Jr., Sherrie Helms, L. Wade Helms, Charlene Helms Freedland, L. Wade & Vicki Helms (the “Principal Group”), and the remaining minority shareholders comprised of those shareholders holding 2,000 or more pre-split shares and not members of the “Related Parties” (the “Non-Principal Group”). The remaining shareholders, those holding less than 2,000 pre-split shares, will have their pre-split shares totally redeemed at $0.40 per pre-split share.

Please be advised that to the extent an individual shareholder owns 2,000 or greater shares, that shareholder will remain a shareholder in the Company but those shares will not be tradable on any exchange and will, therefore, have severely reduced, if any, value. At any given time, either the Company or other shareholders may seek to acquire these shares, but there is no guarantee as to when or if this will occur. The Company hopes, but cannot guarantee, that the continuing shareholders’ interests will increase in value. The Company does not currently pay dividends to shareholders and has no plans to do so in the future. However, in the event that the Company does decide to pay dividends, the continuing shareholders will of course receive their pro rata share of those dividends.

As a privately-held company, the Company will terminate its periodic reporting obligations under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), will terminate the registration of its common stock under Section 12(g) of the Exchange Act and will terminate the quotation of its common stock in the Pink Sheets. See “SPECIAL FACTORS - Effects of the Reverse Stock Split” for further details.

For an Amendment proposed by the Board of Directors to be adopted, Section 607.1003 of the Florida Statutes requires that the Company obtain a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters’ rights and shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. The Company has one class of capital stock outstanding, its common stock. Only shareholders of record at the close of business on the Approval Record Date are entitled to approve and adopt the Amendment. As of the Approval Record Date, 11,210,304 shares of the Company’s common stock were issued and outstanding, held of record by approximately 1,294 shareholders. Each share of common stock issued and outstanding on the Approval Record Date is entitled to one vote with regard to the approval and adoption of the Amendment. See “SPECIAL FACTORS - Approval of the Reverse Stock Split by the Board of Directors and Shareholders” for further details.

The Florida Statutes, Chapter 607, and the Company’s bylaws allow its shareholders to approve the Amendment without a meeting, without prior notice and without a vote if the action is taken by the holders of outstanding stock of each voting group entitled to vote thereon having not

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less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted (here, a majority of the outstanding shares of common stock). The members of the Principal Group are the holders of a majority of the issued and outstanding shares of the Company’s common stock. The Principal Group has approved the Amendment by written consent dated effective as of the Approval Record Date. Accordingly, your approval and vote in connection with the Amendment are not required and are not being solicited. See “SPECIAL FACTORS - Approval of the Reverse Stock Split by the Board of Directors and Shareholders” for further details.

Section 607.1302 of the Florida Statutes gives you the rights of a dissenting owner if you choose to exercise those rights. The rights of dissenting owners are found in Florida Statutes Sections 607.1301 to 607.1333, inclusive. A copy of that statute is attached hereto as Appendix B and is incorporated herein by this reference. If you wish to exercise those rights in connection with the reverse stock split you must deliver to the Company a written notice of your intent to do so not later than February 10, 2009. A copy of the form of notice is attached hereto as Appendix C and is incorporated herein by this reference. If any dissenting shareholder and the Company cannot agree to the fair value of such shareholder’s fractional share, such fair value will be determined in a proceeding before a district court of the State of Florida. See “APPRAISAL RIGHTS OF DISSENTING OWNERS” for further details. Also attached hereto as Appendix D is a copy of the form of the transmittal letter for the shareholders to enclose their certificates to be received by the Company and exchanged for new certificates and cash for fractional shares.

The Company will pay the expenses of furnishing this Information Statement, including the cost of preparing, assembling and mailing this Information Statement. The Company anticipates that this Information Statement will be sent or given on or about December 12, 2008 to the record holders of common stock as of the close of business on the Approval Record Date, and that the Amendment will be filed with the Florida Department of State and become effective no earlier than the 20th day after this Information Statement is sent or given to those holders of common stock. See “THE REVERSE STOCK SPLIT - Basic Terms” for further details.

Only one Information Statement is being delivered to multiple security holders sharing an address unless the Company receives contrary instructions from one or more of the security holders. The Company will undertake to deliver promptly upon written or oral request a separate copy of this Information Statement to a security holder at a shared address to which a single copy of the documents was delivered. See “OTHER INFORMATION - Where You Can Find Additional Information” for further details.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE REVERSE STOCK SPLIT, PASSED UPON THE MERITS OR FAIRNESS OF THE REVERSE STOCK SPLIT, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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TABLE OF CONTENTS

Page

SUMMARY TERM SHEET	-5-

SPECIAL FACTORS	-7-
Background of the Reverse Stock Split	-7-
Purposes and Reasons for the Reverse Stock Split	-8-
Effects of the Reverse Stock Split.	-8-
Factors Favoring the Reverse Stock Split	-9-
Factors Disfavoring the Reverse Stock Split	-10-
Material Federal Income Tax Consequences	-10-
Fairness of the Reverse Stock Split	-13-
Additional Factors Considered by the Board of Directors in Approving the Reverse
Stock Split	-14-
Approval of the Reverse Stock Split by the Board of Directors and Shareholders	-15-

THE REVERSE STOCK SPLIT	-17-
Basic Terms	-17-
Procedure Following the Reverse Stock Split	-17-
Source of Funds and Financial Effects of the Reverse Stock Split	-18-
Accounting Consequences	-19-
Certain Legal Matters	-19-
Conduct of Business After the Reverse Stock Split - Future Company Plans	-19-
Reservation of Right to Abandon the Reverse Stock Split	-20-

APPRAISAL RIGHTS OF DISSENTING OWNERS	-20-

OTHER INFORMATION	-21-
Background Information Concerning Filing Persons	-21-
Background Information Concerning Directors, Executive Officers and Controlling Shareholders	-21-
Security Ownership of Certain Beneficial Owners and Management	-23-
Market Prices of Common Stock and Dividend Policy	-24-
Ratio of Earnings to Fixed Charges	-25-
Book Value per Share	-25-
Financial Statements and Management’s Discussion and Analysis of Financial
Condition and Results of Operations	-26-
Changes in and Disagreements with Accountants on Accounting and Financial
Disclosure	-26-
Forward-Looking Statements	-26-
Where You Can Find Additional Information	-26-

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SUMMARY TERM SHEET

The following summary briefly describes the most material terms of the reverse stock split. The Information Statement contains a more detailed description of these terms and you are encouraged to read the Information Statement in its entirety.

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The Reverse Stock Split. The Board of Directors of the Company has unanimously adopted resolutions authorizing and approving an Amendment to the Company’s Articles of Incorporation (“Amendment”) to effectuate a 1-for-2,000 reverse stock split. Fractional shares will be redeemed for cash consideration of $0.40 per pre-split share. The Board of Directors directed management to submit the Amendment to the Company’s shareholders for approval. See “SPECIAL FACTORS - Approval of the Reverse Stock Split by the Board of Directors and Shareholders” for further details.

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Approval of Shareholders. The Amendment to implement the reverse stock split requires the affirmative vote or written consent of the holders of a majority of the issued and outstanding shares of the Company’s common stock as of the Approval Record Date. The Company has approximately 1,294 shareholders of record holding an aggregate of 11,210,304 shares of common stock issued and outstanding as of the Approval Record Date. Members of the Principal Group hold 9,815,626 shares, or approximately 87.55%, of the issued and outstanding stock of the Company. The members of the Principal Group approved the Amendment by written consent effective as of November 3, 2008, the Approval Record Date. See “SPECIAL FACTORS - Approval of the Reverse Stock Split by the Board of Directors and Shareholders” for further details.

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Purpose of the Reverse Stock Split. The purpose of the reverse stock split is to make the Company privately-held, thereby relieving it of the costs, administrative burdens and competitive disadvantages associated with operating as a public company. See “SPECIAL FACTORS - Purposes and Reasons for the Reverse Stock Split” for further details.

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After the Reverse Stock Split. When the reverse stock split is consummated, the Company will be a privately-held company and will be owned by the members of the Principal Group and the Non-Principal Group. All security holders will receive cash consideration of $0.40 per pre-split share for their shares of stock of the Company not divisible by 2,000 (fractional shares). The Company will terminate its periodic reporting obligations under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), will terminate the registration of its common stock under Section 12(g) of the Exchange Act and will terminate the quotation of its common stock in the Pink Sheets. See “SPECIAL FACTORS - Effects of the Reverse Stock Split” for further details.

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Fairness Determination of Board of Directors. The Board of Directors of the Company reasonably believes that the reverse stock split is substantively and procedurally fair to the security holders of the Company. See “SPECIAL FACTORS - Fairness of the Reverse Stock Split” for further details. In making this determination, the Board of Directors considered many factors, including a third party fairness opinion, that the price being offered for fractional shares is fair. See “SPECIAL FACTORS - Fairness of the Reverse Stock Split” and “SPECIAL FACTORS - Additional Factors Considered by the Board of Directors in Approving the Reverse Stock Split” for further details.

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Fairness Determination of Principal Group. The members of the Principal Group have adopted the findings of the Board of Directors regarding the Amendment and the reverse stock split. Each of the members of the Principal Group reasonably believes that the reverse stock split is substantively and procedurally fair to the security holders of the Company. See “SPECIAL FACTORS - Fairness of the Reverse Stock Split” for further details.

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Potential Conflicts of Interest with Principal Group. The members of the Principal Group, presently control the majority of the Company’s common stock and after the reverse stock split will own 91.22% of the common stock of the Company. The shareholders of the Principal Group will also receive $0.40 per pre-split share for fractional shares. There are potential conflicts of interest between the Principal Group and the Company’s security holders, inasmuch as the reverse stock split will increase the percentage ownership interest of the Principal Group in the Company’s common stock to 91.22%. See “SPECIAL FACTORS - Fairness of the Reverse Stock Split” and “OTHER INFORMATION - Security Ownership of Certain Beneficial Owners and Management” for further details.

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Sources of Funds. The expenses and cash consideration for the reverse stock split will be paid with the Company’s available cash and credit, cash from operations, and bank borrowings to the extent necessary. The Company and the Principal Group estimate that they will use approximately $225,000.00 to $260,000.00 in cash to complete the reverse stock split, which includes cash payments to be made in lieu of issuing fractional shares as well as professional fees and other expenses related to the transaction. See “THE REVERSE STOCK SPLIT - Source of Funds and Financial Effect of the Reverse Stock Split” for further details.

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Abandonment. The Board of Directors has reserved the right to abandon the Amendment and the reverse stock split at any time prior to its effective time. If the reverse stock split is not completed for any reason, you will not receive any payment for your shares of the

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Company’s common stock. If the reverse stock split is not completed, management is expected to operate the Company’s business in a manner similar to that in which it is being operated today. See “THE REVERSE STOCK SPLIT - Reservation of Right to Abandon the Reverse Stock Split” for further details.

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Tax Consequences. The Company believes the reverse stock split will be treated as a tax-free “recapitalization” for federal income tax purposes, which will result in no material federal income tax consequences to the Company. Depending on each shareholder’s individual situation, the reverse stock split may give rise to certain income tax consequences for shareholders who receive cash for their shares based on a pre-split valuation of $0.40 per share. See “SPECIAL FACTORS - Material Federal Income Tax Consequences” for further details.

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Statutory Appraisal Rights. Holders of the Company’s common stock have the rights of a dissenting owner under Florida law if they choose to exercise those rights and take certain actions necessary to perfect those rights. See “APPRAISAL RIGHTS OF DISSENTING OWNERS” for further details.

SPECIAL FACTORS

Background of the Reverse Stock Split

Inasmuch as the Principal Group owns a majority of the Company’s outstanding common stock, the Principal Group has the ability to effect the going private transaction without any other shareholder approval. Therefore, the primary approach considered has been the reverse split whereby the Principal Group could acquire sufficient shares of common stock to redeem the number of shareholders to less than 300 thereby eliminating the requirements to maintain regulation of its common stock with the Securities and Exchange Commission.

One of the primary concerns of the Board of Directors in considering the going-private transaction has been the setting of a fair value price for the acquisition of the fractional shares of the security holders that result from the Reverse Stock Split. In order to obtain additional information relative to a fair value price for the Company’s common stock, the Board of Directors obtained independent advice in the form of a third party fairness report. The fairness report was prepared for the Company by Florida Corporate Finance.

The Board of Directors met on November 3, 2008 to act on the going private transaction. The Board of Directors proposed payment of cash consideration of $0.40 per pre-split share to redeem the fractional shares of security holders. This proposal was based upon the amount that the Principal Group reasonably believed that the Company could pay and which the Principal Group reasonably believed to be a fair value for the shares of security holders. This amount exceeded the current trading price of the Company’s common stock as well as its net book value. The Board of Directors approved the going private transaction and the redemption of fractional shares at $0.40 per pre-split share.

The Board of Directors requested and received from Florida Corporate Finance a fairness opinion dated September 2, 2008 that $0.40 per share represents a fair value of the Company’s stock held by security holders. Florida Corporate Finance has not made any oral presentation to the Board

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of Directors in connection with its engagement. Florida Corporate Finance has merely delivered printed copies of its fairness opinion to the Board of Directors.

Neither the Company, any member of the Principal Group, nor any executive officer or director of the Company, nor any person controlling the Company, has made any provision in connection with the reverse stock split to grant security holders access to the Company’s corporate files or to obtain counsel or appraisal services for such shareholders. In lieu of such provisions, the Board of Directors has authorized and received a third party fairness opinion regarding the cash consideration paid for fractional shares in the reverse stock split.

Purposes and Reasons for the Reverse Stock Split

The reverse stock split is a Rule 13e-3 transaction under the Securities Exchange Act of 1934, as amended (“Exchange Act”). The purpose for which the Company and each of the members of the Principal Group is engaging in the reverse stock split is to make the Company privately-held, thereby relieving it of the costs, administrative burdens and competitive disadvantages associated with operating as a public company including Sarbanes-Oxley Act compliance. When completed, the reverse stock split will reduce the number of record holders of the Company’s common stock to fewer than 300, thereby allowing the Company to terminate the registration of its common stock under Section 12(g) of the Exchange Act and to discontinue the filing of reports with the Securities and Exchange Commission.

In connection with the reverse stock split, the Company and the members of the Principal Group are filing a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the Securities and Exchange Commission simultaneously with the filing of this Information Statement. As soon as practicable after the effective time of the reverse stock split, the Company will terminate its periodic reporting obligations under Sections 13 and 15(d) of the Exchange Act, will terminate the registration of its common stock under Section 12(g) of the Exchange Act and will terminate the quotation of its common stock on the OTC Bulletin Board.

Given the Company’s circumstances, the Board of Directors, the Company and each of the members of the Principal Group determined that a reverse stock split would be the preferred method of going private transaction because it has the highest likelihood of successful completion at the least cost. The Company and each of the members of the Principal Group is undertaking the reverse stock split at this time because, among other reasons, they believe that the Company will save substantial costs associated with compliance with the public reporting requirements of a public company.

Effects of the Reverse Stock Split

The reverse stock split transaction will reduce the number of shareholders of the Company’s common stock from approximately 1,294 record holders to approximately 155shareholders, who will be members of the Principal Group and the Non-Principal Group, and will reduce the number of outstanding shares of common stock from 11,210,304 shares to approximately 5,376 shares.

Upon completion of the reverse stock split transaction the Company’s common stock will no longer be listed on any stock trading exchange or quotation system and will not be publicly traded. The registration of the Company’s common stock under Section 12 of the Securities Exchange Act

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of 1934 will be terminated and the Company will no longer file any reports with the Securities and Exchange Commission.

The Company’s Articles of Incorporation currently authorize the issuance of 20 million shares of capital stock consisting of 12,661,358 issued shares of common stock, $0.01 par value per share. The reverse stock split will change the par value of the Company’s common stock to $0.02 per share. The reverse stock split is not expected to have any significant effect upon the ongoing operations of the Company. However, the Company will spend up to $183,321.60 to $220,000.00 in connection with the payment of cash consideration for fractional shares. Some of these funds may be borrowed.

As a result of the reverse stock split, all security holders who do not hold a minimum of 2,000 shares as of the Approval Record Date, will cease to be shareholders of the Company and will exchange all of their shares of stock of the Company for cash consideration.

Factors Favoring the Reverse Stock Split

The Reverse Stock Split Provides Smaller Shareholders with Liquidity. Most of the Company’s shareholders hold small positions which cannot be cost effectively sold because the brokerage commission in an open market transaction would eliminate much, if not all, of the proceeds to the shareholder assuming a purchaser for the shares could be found. The reverse stock split will provide these shareholders at the effective time with the opportunity to liquidate their investment in the Company while not being required to pay a brokerage commission.

No Unusual Conditions to the Reverse Stock Split. The Board of Directors also considered the likelihood that the reverse stock split would be implemented. In this regard, it considered that there are no unusual requirements or conditions to the reverse stock split, and that the Company has the financial resources to implement the reverse stock split expeditiously.

The Reverse Stock Split Will Apply Equally to All Shares of our Common Stock. The purpose of the reverse stock split is to reduce the number of record holders to include only the Principal Group and the Non-Principal Group so that the Company can file to terminate its public reporting and continue future operations as a private company owned wholly by the Principal Group and the Non-Principal Group. All shareholders of the Company will receive cash for that number of their shares not divisible by 2000.

Cost Savings. The Company incurs costs associated with its status as a public company. Among the most significant are the costs associated with compliance with the public reporting imposed by the Securities and Exchange Commission. The Company will save in general and administrative costs by being a private company. Additionally, the cost to the Company in terms of management time spent on complying with the public reporting and compliance with the Sarbanes-Oxley Act of 2002 will also be saved.

The Reverse Stock Split Offers Shareholders the Opportunity to Receive Cash In Lieu of Fractional Shares. The Board of Directors considered several methods for valuing the Company’s common stock to determine the price per share to be paid to shareholders in lieu of issuing fractional shares of our common stock as a result of the reverse stock split. The Board of Directors obtained and relied upon a third party valuation report in determining the cash consideration to be paid to

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security holders and obtained a third party Fairness Opinion that the price determined was fair. A copy of the Fairness Opinion is attached hereto as Appendix E and is incorporated herein by this reference. The reverse stock split was approved unanimously by the Board of Directors.

Factors Disfavoring the Reverse Stock Split

The Reverse Stock Split Was Approved by the Principal Group Without a Vote by Minority Security Holders. The Principal Group owns 87.55% of the common stock of the Company. Based upon this controlling interest, the Principal Group holds sufficient shares of common stock to approve the reverse stock split without securing the approval of any of the minority security holders. The reverse stock split transaction does not require the approval of any of the minority security holders. Nevertheless, this factor is outweighed by the equal application of the reverse stock split to all shares of the Company’s common stock and the fairness of the price paid to all security holders for fractional shares.

Inability to Participate in Any Future Increase in the Value of Our Common Stock. Security holders who are cashed-out as a result of the reverse stock split will have no further equity interest in the Company. Accordingly, they will no longer have the opportunity to participate in any increase or decrease in the value of the Company’s common stock, its assets, earnings or profits. This factor is outweighed by the equal application of the reverse stock split to all shares of the Company’s common stock and the fairness of the price paid to the security holders for fractional shares.

Other Factors. All cash consideration amounts owed to the cashed-out shareholders as a result of the reverse stock split will be subject to applicable federal and state income taxes and state-abandoned property or escheat laws. Additional details regarding the federal tax consequences are described later in this Information Statement under the heading “SPECIAL FACTORS - Material Federal Income Tax Consequences.” Additional details regarding state-abandoned property, or escheat, laws are described later in this Information Statement under the heading “THE REVERSE STOCK SPLIT - Procedure Following the Reverse Stock Split - Escheat Laws.”

Material Federal Income Tax Consequences

The following discussion describes the material U.S. federal income tax consequences to the Company and its U.S. Shareholders resulting from the reverse stock split. This discussion does not address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this information statement. These authorities may change these regulations, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the reverse stock split or that any such contrary position would not be sustained by a court.

This summary also assumes that the shareholders have held and will continue to hold their shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. This summary does not discuss all aspects of federal income taxation, including certain

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aspects that may be important to shareholders in light of their individual circumstances. Many shareholders, such as banks, financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and securities traders that elect mark-to-market tax accounting treatment, may be subject to special tax rules. Other shareholders may also be subject to special tax rules, including but not limited to: shareholders who received our common stock as compensation for services or pursuant to the exercise of an employee stock option, or shareholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations.

For purposes of this discussion, “U.S. person” means any of the following:

(1) a citizen or resident of the U.S.;

(2) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state);

(3) an estate the income of which is subject to U.S. federal income taxation regardless of its sources;

(4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

(5) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation on a net basis.

As used in this discussion, the term “U.S. Shareholder” means a beneficial owner of the Company’s common stock that is a U.S. person. This discussion does not address any matters with respect to a “non-U.S. Shareholder” meaning a beneficial owner of our common stock that is not a U.S. person.

We recommend that each shareholder consult with their own tax advisor as to the particular federal, state, local, foreign and other tax consequences, in light of their specific circumstances. If a partnership holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If the shareholder is a partner of a partnership holding our common stock, we suggest that such shareholder consult his or her tax advisor.

Federal Income Tax Consequences to the Company. The reverse stock split is not expected to have any material U.S. federal income tax consequences to the Company.

Federal Income Tax Consequences to Shareholders. A shareholder who receives cash consideration in lieu of a fractional share as a result of the reverse stock split and is not related to any person or entity that holds the Company’s common stock immediately after the reverse stock split will recognize capital gain or loss. The amount of capital gain or loss the shareholder recognizes will equal the difference between the cash received for the cashed-out stock and the aggregate adjusted tax basis in such stock.

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If a shareholder is related to a person or entity who continues to hold the Company’s common stock immediately after the reverse stock split, such shareholder will recognize gain or loss in the same manner as set forth in the previous paragraph, provided that such receipt of cash either is “not essentially equivalent to a dividend,” or is a “substantially disproportionate redemption of stock,” as described below.

“Not Essentially Equivalent to a Dividend.” A shareholder will satisfy the “not essentially equivalent to a dividend” test if the reduction in its proportionate interest in the Company resulting from the reverse stock split is considered a “meaningful reduction” given the particular facts and circumstances. The Internal Revenue Service (“IRS”) has ruled that a small reduction by a minority shareholder whose relative stock interest is minimal and who exercises no control over the affairs of the Company will meet this test.

“Substantially Disproportionate Redemption of Stock.” The receipt of cash in the reverse stock split will be a “substantially disproportionate redemption of stock” for a shareholder if the shareholder owns less than 50% of the outstanding voting shares of our common stock after the reverse stock split, and the percentage of the outstanding voting and non-voting shares of our common stock owned by the shareholder immediately after the reverse stock split is less than 80% of the percentage of voting and non-voting shares of our common stock it owned immediately before the reverse stock split.

In applying these tests, the shareholder will be treated as owning shares actually or constructively owned by certain individuals and entities related to the shareholder. If the receipt of cash consideration in lieu of fractional shares of the Company’s common stock does not give rise to capital gain or loss under any of the tests, it will be treated first as ordinary dividend income to the extent of the shareholder’s ratable share of our undistributed earnings and profits, then as a tax-free return of capital to the extent of its aggregate adjusted tax basis in the shares, and any remaining amount will be treated as capital gain.

Federal legislation also reduced the maximum U.S. federal income tax rate applicable to net capital gain (defined generally as the total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months to 15%. The maximum U.S. federal income tax rate on dividends, to the extent there are earnings or profits, has also been reduced to 15%. The reduced rate of tax applies to the taxable years between 2003 and 2008. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will also continue to be subject to tax at the ordinary income tax rates applicable to corporations. For both individual and corporate taxpayers, there are significant limitations on the deductibility of capital losses.

Under the Internal Revenue Code, a U.S. Shareholder may be subject to information reporting on the cash received in the reverse stock split unless an exemption applies. Back-up withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received in the reverse stock split, unless the shareholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the back-up withholding rules. Back-up withholding is not an additional tax and any amounts withheld under the back-up withholding rules may be refunded or credited against your U.S. federal

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income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner. Each U.S. Shareholder should consult its own tax advisor as to the qualifications for exemption from back-up withholding and the procedures for obtaining such exemption.

As explained above, the amounts paid to a shareholder as a result of the reverse stock split may result in dividend income, capital gain income, or some combination of dividend and capital gain income to such shareholder depending on its individual circumstances. We recommend that each shareholder consult its tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of their specific circumstances.

Federal Income Tax Consequences to Others. The members of the Principal Group or the Remaining Minority Shareholders do not expect to recognize any significant income, gain or loss as a result of the reverse stock split.

Fairness of the Reverse Stock Split

Determination by the Board of Directors. The Board of Directors of the Company reasonably believes that the reverse stock split is substantively and procedurally fair to the security holders of the Company, that is those shareholders who are not part of the Principal Group and those who hold less than 2,000 shares as of the Approval Record Date. No director of the Company dissented to or abstained from voting on the Rule 13e-3 transaction described herein.

The Board of Directors has considered and discussed a going private transaction as a means of reducing the Company’s costs and expenses, its administrative burdens and its competitive disadvantage, and allowing management to redirect its focus on maximizing revenues. The Board of Directors and management have determined that the reverse stock split would be the best means of accomplishing these goals because of its simplicity and its likelihood of completion.

In determining the fairness of the reverse stock split transaction to security holders of the Company, the Board of Directors has considered the current and historical market prices of the Company’s common stock as well as the net book value of the common stock. The Board of Directors also considered the going concern value and liquidation value of the Company. Based upon the foregoing value factors, and the fairness opinion provided by Florida Corporate Finance, dated September 2, 2008, the Board of Directors determined $0.40 per share to be a fair value to security holders. No particular preference or weight was given to any of these value factors because the accepted price of $0.40 per share exceeded each of these value factors.

Summary of Factors Reviewed to Determine Fairness of Fractional Share Purchase Price. Although Edd Helms Group, Inc. is a publicly owned company subject to the reporting requirements of the SEC, its common stock is quoted only on the over-the-counter “Pink Sheets” market. As a result, the common stock of Edd Helms Group, Inc. has severely limited liquidity, low, if any, trading volume, and a quoted price per share that has only a slight relationship to the Company’s book value, earnings, or other financial criteria.

In arriving at the determination that $0.40 per share is a fair value to security holders, Florida Corporate Finance established an enterprise value for the entire Company and its subsidiaries on a consolidated basis. He then used that enterprise or fair market value to calculate a per share price for

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all of the outstanding common stock of the Company and then applied a reasonable discount to the per share value for the Company to compensate for the lack of control by all shareholders other than W. Edd Helms, Jr., as well as the absence of an active trading market for the shares. The enterprise value was established using three different methods. The first method used by Florida Corporate Finance was to calculate the annual adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) using a compilation of historical Consolidated Income Statements for fiscal years ended May 31, 2003 through 2008 and the Balance Sheet as of May 31, 2008. The second method was based on anticipated future cash flow or the net present value of the future cash flow which the Company could be expected to generate. The third method of valuation was a simple calculation of the indicated initial cash return to any buyer of the entire Company based on the total purchase price or enterprise value. A copy of the Fairness Opinion is attached hereto as Appendix E and incorporated herein by this reference.

The fairness opinion is an exhibit to the Company’s Schedule 13E-3 which is being filed with the Securities and Exchange Commission simultaneously with the filing of this Information Statement. See “OTHER INFORMATION - Where You Can Find Additional Information.” Florida Corporate Finance has consented to the Company’s use of the fairness opinion in the Company’s filings with the Securities and Exchange Commission and to the Company making the fairness opinion available for use by its shareholders in conjunction with the going private transaction.

Determination by the Principal Group and the Non-Principal Group and ‘Filing Persons’. The members of the Principal Group are W. Edd Helms, Jr., Sherrie Helms,, L. Wade Helms, Charlene Helms Freedland, and L. Wade & Vicki Helms. They are also ‘Filing Persons’ for purposes of Schedule 13E-3. Each of the Filing Persons, consisting of the Company and the members of the Principal Group, reasonably believes that the reverse stock split is substantively and procedurally fair to the security holders of the Company. In making this determination, each of the Filing Persons has adopted the analysis and findings of the Company’s Board of Directors regarding the material factors upon which it was determined that the reverse stock split was fair to the security holders.

Additional Factors Considered by the Board of Directors in Approving the Reverse Stock Split

The Board of Directors has analyzed the reverse stock split and its anticipated effects on the Company’s shareholders and, in addition to the foregoing, also considered, in no particular order and without preference, the factors described below.

Cost Savings. Benefits that would typically be expected to derive from status as a public company, including liquidity and capital formation, are not being realized and are not likely to be realized by the Company in the foreseeable future. Nevertheless, the Company continues to incur the costs associated with its status as a public company. Among the most significant are the costs associated with compliance with the public reporting obligations imposed by the Securities and Exchange Commission, which have been greatly increased as a result of the Sarbanes-Oxley Act of 2002. The total costs of being a U.S. public company which were significantly affected by the Sarbanes Oxley Act include external auditor fees, directors and officers (D&O) insurance, board compensation, lost productivity and legal costs. The cost of complying with Section 404 of the Sarbanes Oxley Act, which requires management and an external auditor to report on the adequacy of the Company’s internal control over financial reporting, impacts smaller companies disproportionately as there is a significant fixed cost involved in completing the assessment. For

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example, during 2004, U.S. companies with revenues exceeding $5 billion spent .06% of revenue on Sarbanes Oxley compliance, while companies with less than $100 million in revenue spent 2.55%. The Company anticipates additional annual costs beginning in 2009 in the $250,000.00 range for compliance testing and procedures related to compliance with Section 404. The Company is, therefore, undertaking the reverse stock split at this time to save the continuing costs, which are expected to increase over time, and resources required to comply with the public reporting and other obligations associated with operating as a public company. The Company estimates that direct savings will initially be the approximately $115,000.00 in legal and audit expenses that the Company is already spending per year, plus an additional $250,000.00 the Company will be required to spend effective December 2009. Thus, the Board of Directors considered that beginning in December of 2009, the legal, audit and compliance costs for remaining a public company would be approximately $365,000.00 per year. However, the actual savings to be realized from terminating public company status may be higher or lower than estimated. In addition, the Company expects to realize indirect savings in the form of management time which is presently being used to satisfy the Company’s public reporting obligations and shareholder relations. This indirect saving cannot be accurately quantified because the Company does not require its management personnel to keep time records.

Lack of Capital from Public Markets. The Company has been unable to take advantage of the capital available through the public markets due to its historically low stock price. Further, the Board of Directors does not presently intend to raise capital through sales of securities in a public offering or to acquire other business entities using the Company’s common stock as the consideration for the acquisition. Accordingly, the Company has not, and is not likely to make use of, or benefit from, the advantages generally associated with operating as a public company.

Lack of Liquidity. The market for the Company’s common stock is very thinly traded with an average volume of fewer than 1,000 shares per trading day for 2008. Even though the Company’s common stock has a quoted price, the offer and sale by a shareholder of a very small number of shares could easily drive the share price down. Consequently, the benefit of liquidity which is commonly associated with publicly traded stock has not been available to the Company’s shareholders. The reverse stock split will pay most of the Company’s shareholders in cash for their shares.

Competitive Disadvantage. As a public company, the Company is required to make certain disclosures in connection with its public reporting. Those public disclosures can place it at a competitive disadvantage by providing its non-public competitors with strategic information about its business, operations and results while not providing it access to similar information about those competitors. In light of the Company’s limited size and resources, competitive disadvantages related to its public reporting obligations and its lack of intent to raise capital through a public offering or effect acquisitions using its stock, the Board of Directors does not believe the costs associated with maintaining its public reporting are justified. The Board of Directors believes that it is in the best interests of the Company and its shareholders as a whole to eliminate the administrative burden and costs associated with maintaining its public reporting.

Approval of the Reverse Stock Split by the Board of Directors and Shareholders

The Board of Directors unanimously approved on November 3, 2008 the reverse stock split and the purchase by the Company of all resulting fractional shares as well as the Amendment and the

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implementation of the reverse stock split at a price of $0.40 per share. This approval was subject to the information from Florida Corporate Finance supporting the fairness of the fractional share price. The Board of Directors also reserved the right to abandon the Amendment and the reverse stock split at any time prior to the effective time. The approval of the Board of Directors is procedurally fair to security holders of the Company because it is unanimous and reflects the action of each of the directors, including those who are members of the Principal Group and the Non-Principal Group, and those who are not a member of either of these groups.

Under the Florida Statutes the Amendment to implement the reverse stock split requires the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholders, unless the interested shareholder has been the beneficial owner of at least 80 percent of the corporation’s outstanding voting shares for at least 5 years preceding the announcement date. The Company has approximately 1,294 shareholders of record holding an aggregate of 11,210,304 shares of common stock issued and outstanding as of the Approval Record Date. Of those shares approximately 87.55%, or 9,815,626 shares, are owned by the Principal Group and have been owned by the Principal Group for greater than 5 years. Members of the Principal Group approved the Amendment by written consent effective as of November 10, 2008, the Approval Record Date. Accordingly, the approval of security holders is neither required nor solicited in connection with the Amendment. The Board of Directors found that even though the security holders do not have the right to approve the reverse stock split, the transaction is procedurally fair to them because they will receive fair value for their shares.

Additional beneficial ownership information is contained below. See “OTHER INFORMATION - Security Ownership of Certain Beneficial Owners and Management” for further details.

The Board of Directors did not retain a representative to act solely on behalf of security holders for purposes of negotiating the terms of the transaction. However, security holders, while not separately represented, were represented by the Board of Directors. The Board of Directors did not retain a representative to act solely on behalf of security holders for purposes of preparing a report concerning the fairness of the transaction. However, the Board of Directors did retain Florida Corporate Finance, an unaffiliated third party, to render an opinion concerning the fairness of the transaction. Florida Corporate Finance did render its opinion to the Board of Directors that the fractional share purchase price represented fair value to the Company’s securities and security holders. While the fairness opinion was not rendered exclusively to security holders nor was it delivered solely on behalf of security holders, it was provided by an independent third party and is attached as an Exhibit for examination by security holders. Security holders who do not agree with the fair value determination for their shares also have statutory appraisal rights. See “APPRAISAL RIGHTS OF DISSENTING OWNERS” for further details. For the foregoing reasons, the Board of Directors has found that the absence of a representative to act solely for the security holders does not adversely affect the procedural fairness of the reverse stock split to the security holders.

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THE REVERSE STOCK SPLIT

Basic Terms

In the reverse stock split, every holder of record of the Company’s common stock at the effective time will be entitled to receive one share of new common stock in exchange for every 2,000 shares held by such person immediately prior to the effective time. No fractional shares will be issued. Instead and in lieu of issuing fractional shares to shareholders who would otherwise be entitled to receive a fractional share of common stock as a result of the reverse stock split, the Company will pay cash consideration at the rate of $0.40 for each share of common stock that was outstanding immediately prior to the effective time but was not converted into a full share of post-split common stock.

The time for determining the shares of common stock that will be subject to the reverse stock split will be the time that the Amendment is filed with the Florida Secretary of State and becomes effective by its terms, which we estimate will be January 5, 2009. In no event, however, will the effective time of the reverse stock split be earlier than the 20th day after this Information Statement is sent or given to those persons or entities that held common stock as of the Approval Record Date.

Procedure Following the Reverse Stock Split

As soon as practical after the consummation of the reverse stock split, the Company will mail a letter of transmittal to each shareholder. The letter of transmittal will contain instructions for the surrender of stock certificates to the Company in exchange for the payment of the cash consideration. A copy of the Form Transmittal Letter is attached hereto as Appendix D and incorporated herein by this reference. No cash payment will be made to any cashed-out shareholder until the shareholder has surrendered his or her outstanding certificates, together with the completed letter of transmittal, to the Company. Upon receipt of the stock certificates and properly completed letters of transmittal, the Company will issue new certificates for whole shares and will make the appropriate cash payment for all fractional shares within approximately 20 business days. No service charges will be payable by security holders in connection with either the issuance of new stock certificates or the payment of cash in lieu of issuing fractional shares because the Company will bear those expenses. The Company will not pay interest on cash sums due to any shareholder in connection with the reverse stock split.

After the effective time of the reverse stock split, shareholders will have no rights as shareholders with respect to the pre-split shares of common stock or the fractional shares that resulted from the reverse stock split, whether or not those shareholders have been paid cash consideration. All shareholders will receive one stock certificate for every 2,000 shares exchanged and all fractional shares will be redeemed

For payment purposes, shareholders holding common stock in a street name through a nominee, such as a bank or broker, will be treated in the same manner as shareholders whose shares are registered in their own names. Nominees will be instructed to effect the reverse stock split for their beneficial holders so that such beneficial holders will receive the cash consideration for their fractional shares. However, some nominees may have special procedures, so to assure prompt

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payment of the cash consideration, shareholders holding shares in street name should contact their nominees.

Generally, shareholders who hold shares in street name will be contacted by their broker or other institutional manager and receive from them a copy of the transmittal letter and instructions for surrendering their stock certificates in exchange for new shares and cash consideration for fractional shares, if any. They will transmit their instructions to their representative, who in turn will electronically transmit their shares to the Company.

The Company will act as its own exchange agent to accept existing common stock certificates, will issue one stock certificate for every 2,000 pre-split shares held by each shareholder, and will send cash payments in lieu of issuing fractional shares. All stock certificates outstanding immediately prior to the effective time evidencing ownership of common stock will be deemed cancelled without further action by their holders as of the effective time. Please do not send any stock certificates to the transfer agent or to the Company in connection with the reverse stock split until you receive and complete a letter of transmittal.

Escheat Laws. The unclaimed property and escheat laws of various states provide that under circumstances defined in those states’ statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are eliminated and whose addresses are unknown to us, or who do not return their stock certificates and request payment therefor, generally will have a fixed period of years from the effective time in which to claim the cash payment payable to them. For shareholders who reside in other states or whose last known addresses (as shown by our records) are in states other than Florida, those other states may have abandoned property laws that call for the state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state. Under the laws of those other jurisdictions, the “holding period,” the time period that must elapse before the property is deemed to be abandoned, may be shorter or longer than three years. If we do not have an address for the holder of record of the shares, then we would turn over unclaimed cash consideration to our state of incorporation, the state of Florida, in accordance with its escheat laws.

Source of Funds and Financial Effects of the Reverse Stock Split

The Company and the Principal Group estimate that they will use approximately $225,000.00 to $260,000.00 in cash to complete the reverse stock split, which includes cash payments to be made in lieu of issuing fractional shares, professional fees and other expenses related to the transaction. Total cash paid to shareholders in lieu of fractional shares will be approximately $183,322.00. This estimate is based upon the number of shares outstanding, less the number of shares held by the Principal Group and the Non-Principal Group, multiplied by $0.40 per pre-split share plus an additional estimate of the number of fractional shares that will accrue to the Principal Group and the Non-Principal Group as a result of the reverse stock split also multiplied by $0.40 per pre-split share.

In addition, the fees and expenses that have been incurred and that are estimated to be incurred in connection with the reverse stock split and the transactions related thereto include $40,000 for valuation services, auditors, legal counsel, and printing, mailing and miscellaneous costs in connection with the mailing of this Information Statement.

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The cash consideration to be paid in connection with the reverse stock split and other expenses of the reverse stock split will be paid with the Company’s available cash and credit, cash from operations, and bank borrowings to the extent necessary.

The reverse stock split and the use of the Company’s available cash and credit to complete the reverse stock split, which includes professional fees and other expenses related to the transaction and cash payments to be made in lieu of issuing fractional shares, are not expected to adversely affect capitalization, liquidity, results of operations or cash flow. The Company will bear all reasonable expenses, excluding brokerage commissions and taxes, if any, related to implementation of the reverse stock split.

Accounting Consequences

The reverse stock split will also change the par value of the Company’s common stock to $0.02 per share. The reverse stock split will result in an increase in per share net income or loss and the per share net book value of the common stock because fewer shares of common stock will be outstanding. The Company’s financial statements and supplementary financial information, included in the Form 10-KSB attached hereto at Appendix F of this Information Statement, do not reflect the reverse stock split.

Certain Legal Matters

Neither the Company nor any member of the Principal Group is aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by the reverse stock split, nor any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required to consummate the reverse stock split, other than approvals, filings or notices required under federal and state securities laws and the corporate laws of the State of Florida.

The Company is currently involved with one legal matter. Case No. 04-8784 was filed by the Company against Siemens Building Technologies, Inc. (“Siemens”) in the 11th Judicial Circuit Court in Miami-Dade County. This matter arose out of a subcontract between the Company and Siemens for the installation of a fire alarm system at the Fountainbleau Hilton Hotel. Siemens failed to provide approved engineered drawings and caused other time delays and extra work. As a result, the Company brought suit against Siemens for breach of contract, fraudulent misrepresentation and negligent misrepresentation for damages in excess of $1,000,000. Siemens counterclaimed for damages in excess of $500,000. Counsel for the Company has indicated that there will be no material adverse effect on the Company from this action. The Form 10-KSB, included as Appendix F of this Information Statement, provides further information regarding this legal matter.

Conduct of Business After the Reverse Stock Split - Future Company Plans

Following the reverse stock split, the Company will no longer be a public company, but rather will operate as a private company. The Company’s business and operations will continue as they are currently being conducted and, except as disclosed in this Information Statement, the reverse stock split is not anticipated to materially affect the conduct of business. The Company will continue to be subject to substantially the same risks and uncertainties after the reverse stock split.

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There are no existing voting agreements that would have an impact on future business plans of the Company.

Reservation of Right to Abandon the Reverse Stock Split

The Board of Directors has retained the right to abandon the reverse stock split, even though approved by the shareholders, if it determines prior to the effective time that the reverse stock split is not then in the best interests of the Company or any of its shareholders. If the reverse stock split is not implemented, then the Company will be unable to terminate its public reporting until its has fewer than 300 holders of record of common stock and satisfies certain other requirements of the Securities and Exchange Commission.

APPRAISAL RIGHTS OF DISSENTING OWNERS

Section 607.1302 of the Florida Statutes gives you the rights of dissenting owners if you choose to exercise those rights. The rights of dissenting owners are found in Florida Statutes Sections 607.1301-607.1333, inclusive.

Any shareholder that would receive in connection with the Reverse stock split cash in lieu of any fractional share of common stock to which such shareholder would otherwise be entitled may instead demand payment of the fair value of such fractional share, if the holder believes that the proposed payment of $0.40 per share does not accurately reflect that fair value, by giving the Company written notice of such demand, substantially in the form attached as Appendix C to the Information Statement, sent by first class mail, by reputable overnight business courier, or by hand to the principal business offices of the Company at 17850 N.E. 5th Avenue, Miami, Florida 33162, not later than February 10, 2009. [607.1302, 607.1321(1)(a), 607.1322]

Any shareholder demanding payment of the fair value of a fractional share must also deposit all certificates representing shares of Common Stock with the Company. The shares must be sent by first class mail, by reputable overnight business courier, or by hand to the Company, by the date referred to herein.[607.1323]

Any shareholder who does not timely demand payment of the fair value of such shareholder’s fractional share or does not timely deposit all certificates representing shares of Common Stock with the Company as provided above will not be entitled to appraisal of such shareholder’s fractional share under the dissenters’ rights provisions of the Florida Statutes. [607.1323(3)]

If the shareholder states on the form as attached as Appendix C to the Information Statement that the shareholder accepts the offer of the Company to pay the Company’s estimated fair value for the shares, the Company shall make such payments to the shareholder within ninety days after the Company’s receipt of the form from the shareholder. [607.1324(1)]

The appraisal notice as provided for and described in Section 607.1322 of the Florida Statutes, must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must state, among other things, the corporation’s estimate of the fair value of the shares and an offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value. The appraisal notice must also be accompanied by financial

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statements of the corporation, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any. If the offer is not accepted, the shareholder may provide the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest. [607.1322]

If a demand for payment remains unsettled, the Company must commence a proceeding in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in the State of Florida within sixty days after receiving such demand, and petition the court to determine the fair value of the subject fractional share and accrued interest. If the Company fails timely to commence such a proceeding, any shareholder who has made a demand may commence the proceeding in the name of the corporation. [607.1330]

The costs of any such proceeding will be borne by the Company, except to the extent that the court finds the dissenting shareholder acted arbitrarily, vexatiously, or not in good faith in demanding payment, in which case the court may assess an equitable amount of such costs against the dissenting shareholder. The court may also assess the fees and expenses of counsel and experts to either party to any such proceeding against the other is such other party acted arbitrarily, vexatiously, or not in good faith in exercising its rights under the dissenters’ rights provisions of the Florida Statutes (or, in the case of the Company, if it did not substantially comply with the requirements of such provisions). [607.1331]

The foregoing is a summary of material terms of the dissenters’ rights provisions of the Florida Statutes. It does not include or summarize all information regarding the rights of dissenting shareholders in connection with the Reverse stock split. Shareholders are urged to read carefully the full text of such provisions which are attached hereto in order to understand the full extent of and any applicable limitations on such rights.

OTHER INFORMATION

Background Information Concerning Filing Persons

The filing persons under Rule 13e-3 of the Exchange Act are Edd Helms Group, Inc., the subject company, and the members of the Principal Group. The principal executive office for Edd Helms Group, Inc. and the business address for the members of the Principal Group is 17850 N.E. 5th Avenue, Miami, Florida 33162, and the telephone number is (305) 653-2520. The members of the Principal Group own a majority of the common stock of the Company.

Each member of the Principal Group is a citizen of the United States. None of these persons has been convicted in any criminal proceeding in the past five years nor are they the subject of any administrative proceeding in the past five years that resulted in a judgment, decree or final order that involved any injunction or finding of any violation of federal or state securities laws.

Background Information Concerning Directors, Executive Officers and Controlling Shareholders

Directors. The name and experience of each of our directors for at least the past five years and certain other information concerning each director has been furnished by the director and is set

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forth below. Each of the directors uses as a business address the Company’s address at 17850 N.E. 5th Avenue, Miami, Florida 33162.

W. Edd Helms, Jr., since 1985, has been the Company’s Chairman of the Board of Directors, President, and Chief Executive Officer. Edd Helms is also the President of Edd Helms Air Conditioning, Inc., Edd Helms Marine Air Conditioning & Refrigeration, LLC, and Datatelcom, Inc., all of which are wholly owned subsidiaries of the Company. Edd Helms also served as the Chief Financial Officer of Edd Helms Group, Inc. until March 2005. Prior to the merger of Edd Helms Incorporated with and into the Hotelecopy, Inc. (“Merger”), Edd Helms was the President and Director of Edd Helms, Incorporated. Edd Helms graduated in 1968 from the Joint Apprenticeship Program of the National Electrical Contractors Association and International Brotherhood of Electrical Workers. Edd Helms is the brother of L. Wade Helms.

L. Wade Helms has been the Company’s Executive Vice President, Secretary, Treasurer, and Director since the Merger. From February 1986 until the effective date of the Merger, Mr. Helms served in the capacity of Executive Vice President and a Director of Hotelecopy. From 1983 to 1986, he was the Chief Financial Officer and Vice President of Edd Helms, Incorporated and he served as a Director of Edd Helms, Incorporated from 1984 until 1990. Wade Helms graduated in 1979 from Florida Statue University with a Bachelors Degree in Economics.

Walter Revell has been Chairman of the Board and CEO of Revell Investments International, Inc. since 1984. He was also Chairman of the Board and CEO of H.J. Ross Associates, Inc., consulting engineers and planners, from 1991 through 2002. He was President, CEO and a director of Post, Buckley, Schuh & Jernigan, Inc., consulting engineers and planners, from 1975 through 1983. He served as Secretary of Transportation for the State of Florida from 1972 to 1975. He is also a director of Rinker Group Limited, an international manufacturer and supplier of construction materials; Calpine Corporation, a major electric power producer; International Finance Bank; The St. Joe Company, a large real estate developer; and NCL Corporation Ltd., parent company of Norwegian Cruise Line and other brands.

Edward J. (Ted) McCarthy is currently Vice President and General Manager of William Lehman Leasing Corporation, a position he has held since 1976. William Lehman Leasing is a 32 year old company associated with the William Lehman Dealership Organization. Mr. McCarthy has been with leasing since 1973. He has also served as Vice President and General Manager of William Lehman Dodge from 1985 to 1987 and Vice President and General Manager of William Lehman Isuzu, Suzuki and Subaru from 1991 to 1999.

John Salvaggio is currently the Chief Financial Officer at Rupari Food Services, Inc., an importer and manufacturer of food products based in Deerfield Beach, Florida. He has held finance and accounting positions at Prosource Distribution, Ryder System, Burger King Corporation and Deloitte Consulting. He graduated from the University of Florida with a Bachelors Degree in Accounting and earned his MBA from Florida International University. Mr. Salvaggio is a CPA in the state of Florida.

Executive Officers. The name and experience for at least the past five years and certain other information concerning each such executive officer has been furnished by the executive officer and

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is set forth below. Each of the officers uses as a business address the Company’s address at 17850 N.E. 5th Avenue, Miami, Florida 33162.

W. Edd Helms, Jr. (See Mr. Helms’ information under the heading “Directors” above)

L. Wade Helms (See Mr. Helms’ information under the heading “Directors” above)

Dean A. Goodson has been the Chief Financial Officer since March 2005. From May 2003 until March 2005, Mr. Goodson was the Company’s Controller. From 1999 until 2003 he was employed by a variety of companies with responsibilities ranging from ERP systems implementations to corporate mergers and acquisitions. From 1992 until 1999 he was employed at Rinker Materials Corporation with his last position being Field Controller. From 1991 to 1992 he was employed at Tri-City Electric as a Staff Accountant. Dean Goodson graduated in 1991 from Florida International University with a Bachelors Degree in Accounting.

Other Background Information. Neither the Company nor any of our executive officers or directors, has been convicted in any criminal proceeding in the past five years and was not the subject of any administrative proceeding in the past five years that resulted in judgment, decree or final order that involved any injunction or finding of any violation of federal or state securities laws. Each of our executive officers and directors is a citizen of the United States.

Security Ownership of Certain Beneficial Owners and Management

As of the Approval Record Date, there were 11,210,304 shares of common stock, $0.01 par value, of the Company issued and outstanding. The following table sets forth information as of the Approval Record Date regarding the beneficial ownership of common stock by each of our directors; each of our executive officers; and all of our directors and executive officers as a group. Excepting the Principal Group, there is no person known by us to beneficially own 5% or more of the outstanding shares of common stock as of the Approval Record Date.

The following table also sets forth hypothetical information regarding the beneficial ownership of the persons listed above assuming the effective time of the reverse stock split occurred on the Approval Record Date.

None of our directors has informed us that he intends to oppose any action to be taken by us concerning the reverse stock split transaction.

	As of the Approval Record Date		As If the Reverse Stock Split Occurred on the Approval Record Date

Name and Address	Number of Shares	Percentage of Class (1)	Number of Shares	Percentage of Class (1)
W. Edd Helms, Jr. (2)	9,590,311	83.38%	4,795	89.19%
L. Wade Helms (3)	52,147.46%		26.4%
Walter Revell (4)	25,935.24%		12.2%
Edward McCarthy (5)	2,580	—	1.01%
All officers and directors	9,670,973	84.08%	4,835	89.93%

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Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act and generally includes voting or investment power with respect to securities. Each holder possesses sole voting and investment power with respect to all of the shares of common stock owned by that holder, subject to community property laws where applicable.

(1) For each individual and group in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 11,210,304 shares of common stock outstanding on the Approval Record Date.

(2) Mr. W. Edd Helms, Jr. is the direct and beneficial owner of these shares.

(3) Mr. L. Wade Helms is the direct and beneficial owner of 50,000 of these shares and shares ownership in 2,147 of these shares with Vicki Helms.

(4) Mr. Revell is the direct and beneficial owner of these shares.

(5) Mr. McCarthy is the direct and beneficial owner of these shares.

Market Prices of Common Stock and Dividend Policy

The Company’s common stock is traded over-the-counter pink sheets (OTCPK) under symbol “EDDH” The following table sets forth the range of high and low closing prices for the calendar periods set forth below.

	High	Low
Fiscal 2007

1st Quarter	$0.51	$0.35
2nd Quarter	$0.50	$0.37
3rd Quarter	$0.48	$0.42
4th Quarter	$0.58	$0.40

Fiscal 2008

1st Quarter	$0.50	$0.40
2nd Quarter	$0.60	$0.40
3rd Quarter	$0.42	$0.35
4th Quarter	$0.42	$0.35

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On the Approval Record Date, the approximate number of record holders of the Company’s common stock, $0.01 par value, was 1,294. This number includes beneficial owners of shares held in “nominee” or “street” name.

The Company has never declared any dividends on its common stock and its Board of Directors does not currently intend to pay any cash dividends on our common stock in the foreseeable future. Payment of cash dividends is at the discretion of the Board of Directors and depends on earnings, financial condition, capital requirements and other relevant factors.

Ratio of Earnings to Fixed Charges

	May 31,	May 31,	May 31,	August 31,
	2006	2007	2008	2008
Earnings before taxes	1,209,662	1,364,445	(96,079)	40,271
Interest	24,704	37,176	28,833	4,718
Earnings Available for Fixed Charges	1,234,366	1,401,620	(67,246)	44,989
Fixed Charges: Interest	24,704	37,176	28,833	4,718
Ratio of Earnings to Fixed Charges	50:1	38:1	0:1	10:1

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges consisting of interest expense.

Book Value per Share

August 31, 2008
Total Shareholders’ Equity	$5,257,343
Shares Outstanding	11,210,304
Book Value per share	$0.47

25

Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations

See Appendix F to this Information Statement for audited financial statements as of May 31, 2008 and 2007 and Management’s Discussion and Analysis of Financial Condition and Results of Operations

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Forward-Looking Statements

This Information Statement contains forward-looking statements with respect to the impact on our company of the reverse stock split and other matters. The forward-looking statements include statements regarding our intent, belief, or current expectations, as well as the assumptions on which those statements are based. The forward-looking statements are not guarantees of future performance and occurrences and involve risks and uncertainties. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of our company, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, declining economic conditions, including a slowdown or recession; the Company’s ability to maintain and increase revenues; the competitive nature of the industry; the Company’s ability to attract and retain qualified personnel; inability to control costs; changes in pricing; changes in business strategy or development plans; and other factors set forth in the Company’s Annual Report on Form 10-KSB for the fiscal year ended May 31, 2008 and other interim reports filed from time to time with the Securities and Exchange Commission. Actual results, events and performance may differ materially.

Where You Can Find Additional Information

The reverse stock split will result in a “going private” transaction subject to Rule 13e-3 of the Exchange Act. The Company and the Principal Group are filing a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the reverse stock split simultaneously with the filing of this Information Statement. The Schedule 13E-3 contains additional information about us. Copies of the Schedule 13E-3 are available for inspection and copying at our principal executive offices during regular business hours by any interested shareholder, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written or oral request directed to W. Edd Helms, Jr., President and Chief Executive Officer, at the following address: Edd Helms Group, Inc., 17850 N.E. 5th Avenue, Miami, Florida 33162; telephone number (305) 653-2520.

We are currently subject to the information requirements of the Exchange Act and file periodic reports, and other information with the Securities and Exchange Commission relating to our business, financial and other matters. Copies of such reports, proxy statements, this Information Statement and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the Securities and Exchange Commission at these facilities currently located at 100 F Street, NE, Room 1580, Washington, D.C. 20549 and may be

26

relocated by the Securities and Exchange Commission in the near future. For further information concerning the Securities and Exchange Commission’s public reference rooms, you may call the Securities and Exchange Commission at 1-800-SEC-0330 [1-800-732- 0330]. Some of this information may also be accessed on the World Wide Web through the Securities and Exchange Commission’s Internet website at http://www.sec.gov.

Dated: November 3, 2008	THE BOARD OF DIRECTORS OF
EDD HELMS GROUP, INC.

27

APPENDIX A - FORM OF CERTIFICATE OF AMENDMENT OF ARTICLES OF

INCORPORATION OF EDD HELMS GROUP, INC.

EDD HELMS GROUP, INC.

Certificate of Amendment to

Articles of Incorporation

EDD HELMS GROUP, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the laws of the State of Florida, does hereby certify that:

1. The name of the Corporation is EDD HELMS GROUP, INC.

2. The Board of Directors of the Corporation, pursuant to the provisions of Florida Statutes Sections 607.1001 and 607.1002, has duly adopted a resolution setting forth and declaring advisable the amendment of ARTICLE III of the Corporation’s Articles of Incorporation so that, as amended, said Article shall read in its entirety as follows:

“ARTICLE 3

AUTHORIZED SHARES

The Corporation shall have authority to issue 20,000 aggregate shares of its capital stock of all classes, consisting of 20,000 shares of common stock, $0.02 par value per share.

Upon the amendment of this Article to read as herein set forth, each 2,000 shares of common stock, $0.01 par value per share outstanding will be converted into one (1) share of common stock, $0.02 par value per share, with fractional shares that would result from such conversion being converted into cash on the basis of $0.40 for each share outstanding prior to the amendment of this Article to read as herein set forth.”

3. Thereafter, pursuant to the resolution of the Board of Directors, the Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted and approved by holders of shares representing a majority of the voting power of the Corporation in accordance with the provisions of Florida Statutes Section 607.10025 and 607.1003.

4. This Certificate of Amendment will be effective at 5:00 p.m. Eastern Standard Time on ____________, 2008.

IN WITNESS WHEREOF, the undersigned officers of the Corporation, having been duly authorized, execute this Certificate of Amendment and certify to the truth of the facts herein stated, this ___ day of ____________ 2008.

[SIGNATURE BLOCKS ON FOLLOWING PAGE]

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____________________________________
W. Edd Helms, Jr., President

STATE OF FLORIDA	)
: ss.
COUNTY OF MIAMI-DADE	)

On ________________ ___, 2008, personally appeared before me W. Edd Helms, Jr., who being by me duly sworn did say, that he is the President of EDD HELMS GROUP, INC., and that the within and foregoing instrument as signed in behalf of said Corporation by authority of a resolution of its board of directors, and he duly acknowledged to me that said Corporation executed the same.

____________________________________
NOTARY PUBLIC

____________________________________
L. Wade Helms, Secretary

STATE OF FLORIDA	)
: ss.
COUNTY OF MIAMI-DADE	)

On ___________ ___, 2008, personally appeared before me L. Wade Helms, who being by me duly sworn did say, that he is the Secretary of EDD HELMS GROUP, INC., and that the within and foregoing instrument as signed in behalf of said Corporation by authority of a resolution of its board of directors, and he duly acknowledged to me that said Corporation executed the same.

____________________________________
NOTARY PUBLIC

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APPENDIX B - TEXT OF STATUTORY PROVISIONS GOVERNING RIGHTS OF

DISSENTING SHAREHOLDERS, FLORIDA STATUTES 607.1301 to 607.1333.

607.1301 Appraisal rights; definitions.--The following definitions apply to ss. 607.1302-607.1333:

(1)  "Affiliate" means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2)  "Beneficial shareholder" means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.

(3)  "Corporation" means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4)  "Fair value" means the value of the corporation's shares determined:

(a)  Immediately before the effectuation of the corporate action to which the shareholder objects.

(b)  Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c)  For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5)  "Interest" means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6)  "Preferred shares" means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7)  "Record shareholder" means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8)  "Senior executive" means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9)  "Shareholder" means both a record shareholder and a beneficial shareholder.

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607.1302 Right of shareholders to appraisal.--

(1)  A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:

(a)  Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b)  Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c)  Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d)  An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e)  Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f)  With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1.  Altering or abolishing any preemptive rights attached to any of his or her shares;

2.  Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3.  Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

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4.  Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5.  Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

6.  Reducing the stated dividend preference of any of the shareholder's preferred shares; or

7.  Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation.

(2)  Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a)  Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1.  Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2.  Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b)  The applicability of paragraph (a) shall be determined as of:

1.  The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2.  If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c)  Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d)  Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

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1.  Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a.  Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b.  Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2.  Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a.  Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b.  Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c.  In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e)  For the purposes of paragraph (d) only, the term "beneficial owner" means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed

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to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3)  Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4)  A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a)  Was not effectuated in accordance with the applicable provisions of this section or the corporation's articles of incorporation, bylaws, or board of directors' resolution authorizing the corporate action; or

(b)  Was procured as a result of fraud or material misrepresentation.

607.1303 Assertion of rights by nominees and beneficial owners.--

(1)  A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

(2)  A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a)  Submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b)  Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

607.1320 Notice of appraisal rights.--

(1)  If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the

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corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2)  In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3)  If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders' meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

607.1321 Notice of intent to demand payment.--

(1)  If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders' meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a)  Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder's intent to demand payment if the proposed action is effectuated.

(b)  Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2)  A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

607.1322 Appraisal notice and form.--

(1)  If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2)  The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a)  Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1.  The shareholder's name and address.

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2.  The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3.  That the shareholder did not vote for the transaction.

4.  Whether the shareholder accepts the corporation's offer as stated in subparagraph (b)4.

5.  If the offer is not accepted, the shareholder's estimated fair value of the shares and a demand for payment of the shareholder's estimated value plus interest.

(b)  State:

1.  Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2.  A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3.  The corporation's estimate of the fair value of the shares.

4.  An offer to each shareholder who is entitled to appraisal rights to pay the corporation's estimate of fair value set forth in subparagraph 3.

5.  That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6.  The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c)  Be accompanied by:

1.  Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation's appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2.  A copy of ss. 607.1301-607.1333.

607.1323 Perfection of rights; right to withdraw.--

(1)  A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s.

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607.1322(2)(b)2. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2)  A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

(3)  A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder's share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

607.1324 Shareholder's acceptance of corporation's offer.--

(1)  If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation's estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation's receipt of the form from the shareholder.

(2)  Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

607.1326 Procedure if shareholder is dissatisfied with offer.--

(1)  A shareholder who is dissatisfied with the corporation's offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2)  A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

607.1330 Court action.--

(1)  If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2)  The proceeding shall be commenced in the appropriate court of the county in which the corporation's principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be

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commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3)  All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4)  The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5)  Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder's shares, plus interest, as found by the court.

(6)  The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

607.1331 Court costs and counsel fees.--

(1)  The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2)  The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)  Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b)  Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3)  If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

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(4)  To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

607.1332 Disposition of acquired shares.--Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

607.1333 Limitation on corporate payment.--

(1)  No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder's option:

(a)  Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b)  Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2)  The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

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APPENDIX C - FORM OF DEMAND FOR PAYMENT OF FAIR VALUE

EDD HELMS GROUP, INC.

17850 N.E. 5th Avenue

Miami, Florida 33162

Attention: Chief Financial Officer

Re:	Demand for Payment of Fair Value of Fractional Share in
Connection with Reverse Stock Split

It is understood that a reverse stock split is to be effected by the Company as described in the Information Statement, dated November 3, 2008, sent by the Company to its stockholders (the “Reverse Stock Split”). The undersigned stockholder of Edd Helms Group, Inc. (the “Company”) hereby demands, pursuant to Sections 607.1321 and 607.1322, Florida Statutes, that the Company pay to the undersigned the fair value of the shares of Common Stock, par value $0.01 per share. The fair value is to be determined based on the fair value that the undersigned would be entitled to in connection with the Reverse Stock Split if the Company had not elected to pay cash in lieu of issuing such fractional share.

The undersigned hereby certifies that he/she currently beneficially owns ______ shares of Common Stock, before giving effect to the proposed Reverse Stock Split. The undersigned hereby certifies that he acquired beneficial ownership of ______ of such shares before ____________, the date on which the Company first publicly announced, by press release and by current report filed with the United States Securities and Exchange Commission, its intention to effect the Reverse Stock Split. The undersigned hereby certifies that he or she did not vote for the transaction. The undersigned does not accept the Company’s offer of the estimated fair value. The undersigned estimates that the fair value of the shares currently owned is $__________ per share. The undersigned hereby makes a demand for payment of this estimated value plus interest.

__________________________________________

(Name as it appears on share certificates)

Address

__________________________________________

(Signature)

__________________________________________

(Date)

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APPENDIX D – APPENDIX D –FORM OF TRANSMITTAL LETTER FROM SHAREHOLDERS

________________ ____, 2008

BY CERTIFIED MAIL

RETURN RECEIPT REQUESTED

Edd Helms Group, Inc.

17850 N.E. 5th Avenue

Miami, Florida 33162

Attention: Chief Financial Officer

Re:	Transmittal Letter from Shareholder

Dear Sir/Madam:

The undersigned stockholder of Edd Helms Group, Inc. (the “Company”) hereby surrenders and encloses all share certificates, par value $0.01 per share, currently held by stockholder, in exchange for new share certificates, par value $0.02 per share, for each 2,000 shares enclosed, and $0.40 per share for all fractional shares (shares not evenly divided by 2000) held by stockholder as of the Approval Record Date.

The undersigned hereby certifies that he/she currently beneficially owns ______ shares of Common Stock, before giving effect to the Reverse Stock Split. The undersigned hereby certifies that he/she acquired beneficial ownership of ______ of such shares before ____________, the date on which the Company first publicly announced, by press release and by current report filed with the United States Securities and Exchange Commission, its intention to effect the Reverse Stock Split.

__________________________________________

(Name as it appears on share certificates)

Address

__________________________________________

(Signature)

__________________________________________

(Date)

D-1

APPENDIX E - FAIRNESS OPINION LETTER DATED SEPTEMBER 2, 2008 PREPARED BY FLORIDA CORPORATE FINANCE

Florida Corporate Finance

1509 Oak Tree Court

Apopka, FL 32712

Phone: (407) 464-4688

E-Mail: hlr@embarqmail.com

September 2, 2008

Mr. W. Edd Helms, Jr., Mr. L. Wade Helms, &

Mr. Dean A. Goodson

Edd Helms Group, Inc.

17850 N.E. 5th Avenue

Miami, FL 33162-1008

Gentlemen,

You requested my opinion as to the fairness, from a financial point of view, to each of the holders of less than 2,000 shares of the common stock of Edd Helms Group, Inc. (“Edd Helms Group” or the “Company”) in the repurchase of their fractional shares subsequent to a 2,000 to 1 reverse stock split. In that regard, it is my understanding that this reverse split and subsequent repurchase of fractional shares would result in the elimination of the entire holdings of approximately 1,141 stockholders in the Company who currently hold approximately 444,750 shares. In addition, of course, the remaining approximately 157 shareholders would also have any fractional shares redeemed which they might hold as a result of the reverse split.

I also understand that the 444,750 shares owned by those holders of less than 2,000 shares represent only some 3.9% of the approximately 11.5 million shares currently outstanding. W. Edd Helms, Jr. (“Edd Helms”), the founder, Chairman, and Chief Executive officer of the Company, holds or controls just less than 9.9 million shares or approximately 85.9% of the total shares currently outstanding.

In addition, although Edd Helms Group is a publicly owned company subject to the reporting requirements of the Securities and Exchange Commission (“SEC”), its common stock is quoted only on the over-the-counter or “Pink Sheets” market. As a result, the common stock of Edd Helms Group has severely limited liquidity, low, if any, trading volume, and a quoted price per share that has only a slight relationship to the Company’s book value, earnings, or other financial criteria.

Following the proposed reverse stock split, the repurchase of all resulting fractional shares, and the reduction in the number of stockholders in the Company, Edd Helms Group intends to take those steps necessary to eliminate its public reporting requirements. It will then cease to be a publicly owned Company and will no longer have its common stock either quoted or tradable in the over-the-counter market or on any other stock exchange.

In regard to the proposed reverse stock split and the repurchase of all resulting fractional shares, I understand that the Company will pay a price of $0.40 per share applied to all pre-split shares that would result in the holder having less than one full share after the reverse split is completed.

_________________________________________________________________________
Mergers & Acquisitions / Strategic Planning / Financings / Operations Audits / Corporate Sales
Author of Let’s Buy a Company: How to Accelerate Growth Through Acquisitions

That repurchase at a price of $0.40 per share would apply to those approximately 1,141 stockholders whose common stock holdings in the Company would be completely eliminated as well as those remaining approximately 157 holders who would have only their fractional shares repurchased but would subsequently remain stockholders in the Company.

In arriving at my opinion as to this repurchase price per share, it was necessary for me to establish an enterprise value for the entire Company and its subsidiaries on a consolidated basis. I then used that enterprise or fair market value to calculate a per share price for all of the outstanding common stock of Edd Helms Group. In regard to that per share price, however, it was also necessary to apply a reasonable discount to the per share value for the entire Company which compensates for the lack of control by all stockholders other than Edd Helms, Jr. as well as the absence of an active trading market for the shares of the Company.

In that regard, you should note that the Internal Revenue Service (“IRS”) will generally accept up to a 20% discount for minority holdings and up to a 20% discount for a lack of liquidity when valuing the shares of relatively small, privately held companies. Although such discounts should be applied to all of the shares in Edd Helms Group other than those held by Edd Helms, Jr., I would not expect that the entire 40% discount for both conditions would be appropriate. As a result, in order to establish a fair market value for the repurchase of the fractional shares that will result from the proposed reverse stock split, I propose that only a single 15% discount be applied to the per share price for minority holders.

In arriving at my opinion as to both the enterprise value for Edd Helms Group and its discounted per share value for minority holders, I understand that Edd Helms Group operates as a diversified electrical and mechanical service Company. Although it participates in the general commercial building markets as a union organized construction subcontractor, the majority of its operations are related to more specialized markets.

These include installations and removal of electrical and data communication services for trade shows and exhibitions, marine air conditioning and refrigeration services, and power and data installations for wireless communications and cellular towers, among other electrical and mechanical services. In addition to its electrical and mechanical installation work, Edd Helms Group also provides preventive maintenance, emergency repairs, and structured cabling and fiber optic wiring for data and communications systems.

The principal service areas for the Company include all of Dade, Broward, and southern Palm Beach counties in Florida. Its subsidiaries, all wholly owned, are Edd Helms Electric, LLC; Edd Helms Air Conditioning, Inc.; Edd Helms Marine Air Conditioning and Refrigeration, LLC; and Data Telecom, Inc. The Company also owns EH Showrooms, LLC, a now dormant sales and service operation for home technology products.

The original electrical contracting operation was formed as Edd Helms, Inc. in 1975. The air conditioning subsidiary was acquired in 1994, and the parent company was established in 1999 as a result of a merger with a small, publicly owned, specialty service company. Today, Edd Helms Group has approximately 150 employees and 70 service vehicles.

_____________________________________________________________________________________
Mergers & Acquisitions / Strategic Planning / Financings / Operations Audits / Corporate Sales
Author of Let’s Buy a Company: How to Accelerate Growth Through Acquisitions

In regard to establishing an enterprise value for Edd Helms Group and applying that value to the repurchase of the fractional shares that would result from the proposed reverse stock split, I compiled the historical Consolidated Income Statements for the fiscal years ended May 31st 2003 though 2008 and the Balance Sheet as of May 31, 2008 which are shown on pages 9 and 10 below. I then used the Income Statements to calculate the annual Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) for the Company. EBITDA defines the nominal cash flow of a commercial enterprise independent of its extent or form of debt financing, its taxing status, and its non-cash depreciation and amortization charges.

My EBITDA calculations were based on the Company’s Operating Profits or Losses excluding Other Income or Expense. The adjustments to EBITDA included adding back non-recurring expenses associated principally with high legal fees related to two litigation matters and expenses related to the Company’s home technology showroom operation which was subsequently discontinued.

The above profile for Edd Helms Group combined with its level of annual revenues, its past four years of profits, and its related EBITDA presents a corporate entity that could be expected to attract a number of potentially interested buyers in a sale of its operations. The prices that might be offered by those potential buyers would then represent the fair market or enterprise value for Edd Helms Group and its subsidiaries.

Any estimate of corporate values, however, is more art than science. In general, an enterprise or corporate value is definitively set only in a negotiation between an unaffiliated buyer and a willing seller who has no particular compulsion to sell and where both parties have reasonable knowledge of the relevant facts concerning the business. This value would be the price, in cash or cash equivalents, which a buyer would reasonably be expected to pay, and a seller would reasonably be expected to accept, if the business were exposed for sale on the open market for an appropriate period of time.

For a company such as Edd Helms Group, I would anticipate that there would be two types of potential buyers.The first of those would be an institutional investor with only a financial interest in the Company and the investment made for its acquisition. This type of financial buyer would be expected to evaluate the business based solely on the projected cash return from their investment with little regard to any positive changes in the markets, future growth prospects, or synergy of the acquired operation which they might realize from their ownership position. In addition, such a buyer would be expected to purchase the outstanding common stock of the Company and, as a result, convert it back into a privately held corporation.

In addition such a financial buyer would usually be motivated by some future, but relatively short-term, exit strategy which could be used to convert their investment into a high cash return. Such an exit might include an initial public offering of the then privately held common stock of Edd Helms Group or its sale to another corporate entity after an ownership period of only three to five years.

_____________________________________________________________________________________
Mergers & Acquisitions / Strategic Planning / Financings / Operations Audits / Corporate Sales
Author of Let’s Buy a Company: How to Accelerate Growth Through Acquisitions

Edd Helms Group, however, does not appear to be a good candidate for an IPO within that time frame and does not, in fact, realize the benefits of its public ownership status today. Nor does the Company appear to present sufficient potential for any other significant short term increase in value which would attract an institutional investor or financial buyer.

The second and more probable type of potential buyer for Edd Helms Group would be a corporation or other business entity with a synergistic relationship to the Company being acquired in either its markets, its operating processes, or due to the buyer’s own future plans for expansion. Such a corporate buyer would be expected to have both the capacity and the rationale to pay a higher price for Edd Helms Group and its subsidiaries than an institutional or financial buyer.

It has been my experience representing both buyers and sellers of businesses, that such corporate buyers will often base their evaluation of price at least partially on the synergy offered by the acquisition target as well as the anticipated returns from the acquired operation. Those returns might be adjusted, if appropriate, for economies of scale, other savings the buyer might effect in its operations, or the future growth they might either support or sponsor.

Additional elements that could positively influence the price offered by a corporate buyer for the Company might include a desired presence in new market areas, an expansion of the services offered by the buyer in its existing markets, or the ability of the acquired Company to make use of the expertise or markets of the buyer. In that regard, a corporate buyer with a synergistic relationship to the acquired company would be expected to base a significant portion of their offering price on such non-economic criteria.

For all of the above reasons, my analysis of the enterprise value for Edd Helms Group is based on its sale, including all of its subsidiaries, in a single transaction to one corporate buyer. That buyer would be expected to participate in one or more businesses directly related to the current operations of Edd Helms Group and one or more of its subsidiaries. Were I engaged to sell Edd Helms Group, I would target my efforts toward such corporate buyers with a strong synergistic rationale for the ownership of the Company’s operations, its market position, and its services.

Although such potential corporate buyers might be limited in number due to the specialized nature of the Edd Helms Group operations and markets, I would expect to relatively easily identify a sufficient number of such buyers to attract a reasonable price for the Company in relationship to its reported earnings, adjusted EBITDA, book value, and other measures of financial performance.

Based on the Company’s summary financial results attached below and an assessment of its operations and markets as outlined above, I would expect that a potential corporate buyer would calculate the price it might offer for Edd Helms Group using one or more of several well recognized methods for establishing such a purchase price or enterprise value.

_____________________________________________________________________________________
Mergers & Acquisitions / Strategic Planning / Financings / Operations Audits / Corporate Sales
Author of Let’s Buy a Company: How to Accelerate Growth Through Acquisitions

One of the most common of these and, therefore, one of the most reliable is a multiple of the Company’s EBITDA less the amount of funded or interest bearing debts that would be assumed by a buyer. Those funded or interest bearing debts which are assumed by the buyer are subtracted from an EBITDA value calculation because those debts are as much a part of the purchase price for a buyer as cash paid at closing, purchase money notes held by the seller, or other forms of transaction financing.

For Edd Helms Group, the average Adjusted EBITDA for the last four fiscal years as shown on the attached Income Statements and the resulting value calculations are:

Edd Helms Group, Inc.	(in thousands of dollars)
Average Adjusted EBITDA - 2005-08	$ 1,291.2
Value at 4.25 times Adjusted EBITDA	5,487.7
Less Interest Bearing Debts	(315.7)
Adjusted Value at 4.5 times EBITDA -	$ 5,172.0

Using a somewhat higher multiplier results in the following estimate of the Company’s current enterprise value.

Edd Helms Group, Inc.	(in thousands of dollars)
Average Adjusted EBITDA - 2005-08	$ 1,291.2
Value at 4.75 times Adjusted EBITDA	6,133.3
Less Interest Bearing Debts	(315.7)
Adjusted Value at 5.5 times EBITDA -	$ 5,817.6

On a per share basis, the above enterprise values would be approximately $0.45 and $0.51 per share respectively.

In regard to the above calculations, I do not expect that most synergistic corporate buyers would use an EBITDA multiplier of less than 4.25 nor more than 4.75 for an acquisition of Edd Helms Group. I would also expect that the lower range of those multipliers would be more probable for a Company participating in union organized, service businesses with relatively low technology, high labor input, and a low level of proprietary content+-.

A second method for valuing Edd Helms Group might be based on its anticipated future cash flow or the net present value of the future cash flow which the Company could be expected to generate. This estimated level of cash flow as shown in the table on the next page was based on the average of the Company’s Operating Profits during its 2005 through 2008 fiscal years with nonrecurring expenses added back and with an assumed tax rate of 40% applied to those profits. In addition, non-cash depreciation charges were added back to calculate cash flow. Using this average annual cash flow of approximately $911,700 for Edd Helms Group as a base, the Company might be expected to generate future cash flows increased by an average of 5% per year as follows:

_____________________________________________________________________________________
Mergers & Acquisitions / Strategic Planning / Financings / Operations Audits / Corporate Sales
Author of Let’s Buy a Company: How to Accelerate Growth Through Acquisitions

Edd Helms Group, Inc.	(in thousands of dollars)
	2005/08	2009	2010	2011	2012	2013	2014
Net Cash Flow	$ 911.7	$ 957.3	$ 1,005.2	$ 1,055.4	$ 1,108.2	$ 1,163.6	$ 1,221.8

Using a discount rate of 20%, a reasonable expectation for the return on invested capital by a corporate entity, the net present value for the above after tax cash flows continued through 2019 is approximately $4.85 million or a per share price of $0.42.

A third method of calculating the fair market value for an investment in a corporate entity is a simple calculation of the indicated initial cash return on the total purchase price. Assuming that an adequate return on a corporate investment is 20% and that the Net Anticipated After Tax Cash Flow generated by Edd Helms Group is $911,700, to generate that level of return, the purchase price for the corporate entity could not exceed $4.56 million or a per share price of $0.40.

In regard to all three of the above methods for establishing an enterprise value for Edd Helms Group, its tangible book value would be expected to act as a floor or the lowest reasonable price that might be appropriate for its acquisition. As of May 31, 2008, that tangible book value was approximately $5.17 million or a per share price of $0.45.

Of course, it might also be assumed that another indication of value for Edd Helms Group would be the actual publicly quoted price for the Company’s common stock multiplied by the total number of shares outstanding. In the case of Edd Helms Group, however, the extremely limited market for the Company’s common stock and its resulting lack of liquidity tends to distort the relationship between the quoted and real value for its shares.

Based on its most recent quoted price of $0.35 per share in the Over-the-Counter Market and its 11.5 million shares outstanding, Edd Helms Group would have an indicated enterprise value of only $4.0 million. Based on all of the above calculations, that price appears to be unreasonably low.

As a means of applying other criteria to the public market price for the Edd Helms Group common stock, I attempted to identify other public companies which would serve as comparable indicators of value. Using the SIC Code 1731 for electrical contractors and limiting annual revenues to between $25 million to $100 million, I found only eight publicly owned companies in the U.S. Of those, only four were somewhat related to the specialty markets and services offered by Edd Helms Group.

Using the available financial data for those four companies and for Edd Helms Group, I compiled the attached Enterprise Value Comparison shown on page 11 below. Based on this comparison, it is obvious that a price of $0.35 per share for Edd Helms Group results in artificially low Price to Sale, Price to Earnings, and Price to Book Value ratios. Even at a per share price of $0.50, Edd Helms Group would have ratios of only 0.26 for Price to Sales, 8.41 for Price to Earnings, and 1.07 for Price to Book Value. At a per share price of $0.50, Edd Helms Group would have a total enterprise value of $5.7 million.

_____________________________________________________________________________________
Mergers & Acquisitions / Strategic Planning / Financings / Operations Audits / Corporate Sales
Author of Let’s Buy a Company: How to Accelerate Growth Through Acquisitions

All of the above indications of value for Edd Helms Group and the various calculations and related assumptions generated the results shown in this chart:

Edd Helms Group	Indicated Enterprise Values
Calculation Method	Indicated Value
EBITDA times 4.25 Less Funded Debts	$ 5,172.0
EBITDA times 4.75 Less Funded Debts	5,817.6
Discounted Cash Flow at 20%	4,850.0
Return on Investment at 20%	4,560.0
Public Price at $0.35 per Share	4,025.0
Public Price at $0.50 per Share	5,750.0
Tangible Book Value	5,165.2
(in thousands of dollars)

It is not unusual to have the relatively wide variations in indicated values as shown in the above table using different evaluation methods. As mentioned above, estimating corporate values is more art than science and is most often influenced by intangible considerations as well as simple numbers. However, in reviewing all of the above calculations related to an appropriate enterprise value for Edd Helms Group, it is my opinion that its value to a corporate buyer with some synergy to its markets, services, and operating methods would be:

Five Million Five Hundred and Twenty Thousand Dollars ($5,220,000)

Plus the assumption by the buyer of the outstanding liabilities of Edd Helms Group or a per share price of approximately $0.454

Based on that enterprise value and applying a 15% discount for the combination of extremely small minority holdings and low liquidity results in an indicated repurchase price for the shares that would result in fractional share ownership of approximately:

Thirty Eight and Six Tenths Cents per Share ($0.386)

In my option, that per share price supported by all of the above calculations demonstrates that a repurchase price of forty cents ($0.40) per share represents a fair and equitable price to eliminate fractional shares resulting from the proposed reverse stock split by Edd Helms Group.

In assessing the basis and underlying assumptions for the above opinions, you might note that I have been engaged in the corporate finance business since 1978. Through a widely varied career in business and corporate finance consulting, I have gained experience in management, sales, mergers and acquisitions, investment banking, and financial analysis.

_____________________________________________________________________________________
Mergers & Acquisitions / Strategic Planning / Financings / Operations Audits / Corporate Sales
Author of Let’s Buy a Company: How to Accelerate Growth Through Acquisitions

I joined the investment banking field in 1978 with Hendrix, Mohr, and Yardley in Birmingham, Alabama and, over the next six years, financed over 40 small Florida based companies raising over $90 million. In many cases, those financings relied on evaluations of the subject companies made by me. I moved to Florida in 1984 and since that time have participated in a broad range of corporate finance work.

During the past thirty years, I have analyzed, structured, negotiated, and financed numerous acquisitions and sold almost as many companies. In my career, I have taken six companies public, two as underwriter and four as consultant for the transaction from its inception. Concentrating on small businesses, I have also been the president of six turn-around companies with serious financial and operating problems.

I have been a director of eight corporations both public and private and assisted in the formation, financing, and initial operations of three start-ups in both the service and manufacturing sectors.

Currently, I concentrate the majority of my corporate finance work on mergers and acquisitions including recent transactions structured as cash and debt asset purchases, stock-for-assets acquisitions, corporate mergers, several leveraged management buyouts, and a number of company sales all either completed or in various stages of the exploration, negotiation, due diligence, and closing process. Virtually all of those require that I establish enterprise values related to the transactions.

In regard to the above enterprise value for Edd Helms Group, Inc., please let me know if you have any questions or comments regarding the information I present, my methodology, or my opinion as to a fair market value for the Company.

Respectfully Submitted,

H. Lee Rust

Florida Corporate Finance

cc:	Laz Schneider

Berger Singerman, Attorneys

_____________________________________________________________________________________
Mergers & Acquisitions / Strategic Planning / Financings / Operations Audits / Corporate Sales
Author of Let’s Buy a Company: How to Accelerate Growth Through Acquisitions

APPENDIX F - FORM 10-KSB FOR THE FISCAL YEAR ENDED MAY 31, 2008 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-KSB

(Mark One)

☒	ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended May 31, 2008

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ________ to ________

Commission file number 0-17978

EDD HELMS GROUP, INC.
(Name of small business issuer in its charter)

Florida	59-2605868

(State or other jurisdiction of incorporation or origination)	(I.R.S. Employer Identification No.)

17850 N.E. 5th Avenue, Miami, Florida	33162-1008

(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number (305) 653-2520

Securities registered under Section 12(b) of the Exchange Act:

Title of each class	Name of each exchange on which registered

None	None

Securities registered under Section 12(g) of the Exchange Act:

COMMON STOCK, $.01 Par Value
(Title of class)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. ☒ Yes ☐ No

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. ☒

The issuer’s revenues for its most recent fiscal year were $21,564,542.

The aggregate market value of the voting and non voting common equity held by non-affiliates computed by reference to the average bid and asked price of such common equity as of May 31, 2008, was $457,813 (1,308,038) shares at an average bid price of $.35 per share).

There were 11,501,388 shares outstanding of the issuer’s common stock, $.01 par value, as of September 10, 2008.

EDD HELMS GROUP, INC. AND SUBSIDIARIES
FORM 10-KSB
TABLE OF CONTENTS

Forward-Looking Information

Certain information contained or incorporated by reference in this Annual Report on Form 10KSB is forward looking in nature. All statements included or incorporated by reference in this Annual Report on Form 10-KSB or made by management of Edd Helms Group, Inc. and its subsidiaries, other than statements of historical fact, are forward-looking statements. Examples of forward-looking statements include statements regarding Edd Helms Group, Inc.’s future financial results, operating results, business strategies, projected costs, products, competitive positions and plans, and objectives of management for future operations. In some cases, forward-looking statements can be identified by terminology such as “may”, “will”, “should”, “would”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of these terms or other comparable terminology. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially depending on a variety of factors, many of which are not within our control. These factors include, but are not limited to:

•	Economic conditions generally and in the industries in which our customers participate

•	Competition within our industry, including:

•	Competition from much larger competitors

•	Price increases or supply limitations for components purchased by us and delays, reductions, or cancellations of orders previously placed with and by us, or,

•	Cancellations of orders previously placed with and by us.

PART I

Terms used in this report:

HVAC	Heating, Ventilation, Air Conditioning
CCTV	Closed Circuit Television
ABYC	American Boating and Yachting Council
CFC’s	ChloroFlouroCarbon

UPS Uninterruptible Power Supply (a sophisticated battery) NASDAQ National Association of Securities Dealers Automated Quotation System Gigabit 1,000,000 bits of computer information Clean-room Sterile or semi-sterile manufacturing environment

Item 1.	Description of Business.

We are a Florida corporation, organized in 1985 and originally incorporated under the name of Hotelecopy, Inc. In August of 1999, Hotelecopy, Inc. merged with Edd Helms, Inc. a Florida corporation and changed its name to Edd Helms Group, Inc. We presently have five wholly-owned Florida corporation subsidiaries:

Edd Helms Electric, LLC,
Edd Helms Air Conditioning, Inc.,
Edd Helms Marine Air Conditioning and Refrigeration, LLC, DataTelcom, Inc., and
EH Showrooms, LLC

Edd Helms Group, Inc., is a diversified services company with specific disciplines of service in the areas of:

Electrical and Data Communications,
Trade Shows & Exhibition Services,
Air Conditioning, Refrigeration and Mechanical, Marine Air Conditioning and Refrigeration, and Wireless and Cellular Towers.

PART I

Item 1.	Description of Business

The focus of our business is performing service and retrofit work for commercial, residential, and marine customers. We regularly perform add on and replacement design-build projects. We service the convention and exhibition services industry with our skilled labor force and a large inventory of temporary electrical systems. We provide structural, radio frequency, power, heating, ventilation and air conditioning services to the wireless cellular tower industry. We employ one hundred forty employees and operate approximately seventy service vehicles, each with wireless communications for peak efficiency in providing our services to our customer base.

Our internal information technologies include multiple rack mounted main computer servers and a combination of traditional, thin client, and wireless workstations. All software applications are secure and accessed by our employees using Citrix Presentation ServerTM and Citrix MetaframeTM software from any inside or outside location where internet access is available. These secure computer systems have built-in redundancy, nightly automated data backup, and are powered by uninterruptible power systems and emergency generators in the event of power outages. Our management software is specifically designed for the service industry and related accounting functions. We use specialized service software to log service orders, schedule service calls, identify and ready the necessary repair parts or equipment, track the work order, and provide information for communication with the service technicians and customers. Our secure records databases combined with our secure online electronic image storage and retrieval system from DocstarTM allows our employees to quickly locate desired documents such as invoices, checks, correspondence or drawings using simple or complex keyword searches.

We are committed to providing the highest level of customer service through the development of a highly trained workforce. Prior to employment, we make an assessment of the technical competence level of all potential new employees, confirm background references and conduct criminal and driving record checks. In addition, all employees are subject to drug testing. Once hired, employees are required to complete a progressive training program to advance their technical competencies and to ensure that they understand and follow our safety practices and other internal policies. Both technical and customer service personnel are given intensive training in customer communication, sales and problem-solving skills.

Our ability to employ, train and retain highly motivated service technicians to provide quality service is a key to our continued growth while remaining competitive in the marketplace. In order to recruit qualified individuals, we offer continuous industry training, equipment, a safety program, excellent benefits and career opportunities that we believe are more comprehensive than those typically offered within the industry. We maintain good labor relations with our employees. Management is involved in local industry associations and participates in organized labor training programs. In those business units where our service people are unionized, we have not experienced a strike or any significant labor stoppage. We believe that our relationships with our employees are satisfactory. The strength of our business rests in our reputation, workforce and management team.

A large part of our services are provided by means of our mobile service vehicles. These service vehicles and the licensed technicians that operate them carry an inventory of equipment, tools, parts and supplies needed to complete the typical variety of jobs. The technician assigned to a service call travels to the business or residence, interviews the customer, diagnoses the problem, presents the solution, obtains agreement from the customer, performs the work, and often collects payment for the services provided.

We maintain a high profile advertising campaign on television, in the yellow pages, on the internet, and the radio. We use a direct sales force to market our services. We continue to preserve and enhance our value of the unique and long-standing trade names and customer identification. Our logo and identifying marks are featured on all our trucks, marketing materials, and advertisements. All of our employees wear uniform shirts with our trade names and logos, and display photo identification for security to each customer when they arrive.

Electrical and Data Communications

We provide these services to commercial businesses and residential customers in both single family homes and multi-family buildings. Our electrical services include preventive maintenance, emergency repairs, emergency generators and replacements (in conjunction with the retrofitting or remodeling of a residence or commercial building, or as a result of an emergency repair) of systems and associated parts, buss duct, electrical control systems, wiring, and panels. Because we maintain a large inventory of temporary electric cabling and distribution systems for use in our trade show business, we have developed a market in emergency power restoration for high rise buildings and condominiums following electrical fires.

Due to South Florida’s recent experience with hurricanes and the devastation they cause, we have expanded our capacity for emergency and standby electrical generator systems. Many businesses and homes in South Florida have experienced extended power outages lasting days or weeks following a hurricane. During the loss of electrical power from the public utility, a customer with an emergency generator system has the ability for their generator to automatically take over and run either part or all electrical systems in their home or business including central air conditioning, computer systems, hot water heaters, and lighting. For critical facilities such as hospitals and computer data centers, we have been installing emergency generators systems for many years. This expansion in capacity is a result of significantly increased demand, primarily by homeowners and small to mid-sized commercial customers.

Our data communications services primarily include the installation and expansion of structured cabling systems consisting of computer room racks, fiber optics cabling between these computer room racks and remote distribution racks, and megabit or gigabit copper wiring to individual computer workstations. We are a certified dealer for OrtronicsTM structured cabling systems as well as some other leading manufacturers.

Trade Shows and Exhibition Services

We provide temporary electrical services to the convention and trade show industry. These services are generally provided in hotels, convention halls, and temporary outside facilities. We sell our services to decorators and trade show groups where various vendors exhibit their products and services. These trade shows require temporary power for the use of the individual exhibitors during these events. We install a UL approved temporary electrical distribution system before each event, install and maintain power and outlets to each exhibitor, and upon the event’s conclusion we remove and store the temporary electrical systems until the event or trade show for the respective group.

Edd Helms has long been a major trade show electrical provider in the South Florida area. We have a full-time sales and marketing staff to further develop our presence in the trade show arena. With South Florida being a major hub for tourism, we expect our sales in the trade show and exhibition services arena to continue to grow over the next five years.

Beginning in 2002, we entered into an agreement with a major hotel and convention facility located in Hollywood, Florida to provide electrical services to the decorators and exhibitors at the facility. This facility has grown into one of South Florida’s top convention facilities. We maintain a separate tradeshow office at this facility with high speed internet allowing it to access the home office based software applications, POS, and management systems.

The equipment required for a trade show electrical exhibition provider is extensive. It requires continuous maintenance and annual UL safety certification. We own a large inventory of trade show equipment that is maintained and stored at our various facilities. We believe that this specialized equipment has a value substantially in excess of that reflected in our books.

We believe that our convention trade show and exhibition services division would benefit from acquisition of other trade show service providers. We will attempt to locate acquisition opportunities in this arena that would allow us to grow this niche market and allow us to maximize the use of our large inventory.

Air Conditioning, Refrigeration and Mechanical

We provide a broad variety of maintenance, repair, and replacement services to both residential and commercial customers. Most of our air conditioning, refrigeration and mechanical efforts are in the service, retrofit, and design build markets. Our services include preventive maintenance (periodic checkups, cleaning and filter change-outs), emergency repairs, and the replacement (in conjunction with the retrofitting or remodeling of a residence or commercial building, or as result of an emergency repair request) of HVAC and mechanical systems including chillers, cooling towers, hydronics, process systems, and automated temperature controls. We also provide certain specialized services and technical facilities management services to commercial building owners or building managers. We are expanding our LEED (Leadership in Energy & Environmental Design) capabilities to provide and maintain GREEN building systems. In connection with both new installation business and maintenance, repair and replacement services, we sell a wide range of HVAC equipment, parts and supplies.

In 2005 our air conditioning business reached a milestone with its selection by the Museum of Art in Fort Lauderdale to perform the HVAC, mechanical and electrical improvements needed to host the King Tut exhibition, Tutankhamun and the Golden Age of the Pharaohs. With South Florida’s marine climate, controlling humidity and temperature inside the museum was essential to Fort Lauderdale’s selection as just one of four U.S. stops for the King Tut exhibit. This was a fast track project starting July 12th and completed in late September. The project included new chillers, piping, fresh air energy recovery ventilators, variable speed drives for existing air handlers, and an elaborate computerized temperature control system to manage the hundreds of variable conditions the museum has experienced since the exhibit opened December 15th with a public estimate of 400,000 visitors.

Marine Air Conditioning and Refrigeration

From our Marine facility located in Fort Lauderdale, we provide American Boating & Yachting Certified marine air conditioning and refrigeration services primarily to private yachts between 40 feet and 230 feet(70 meters)in length. The Marine division uses the same specialized home office based service software, accounting, document imaging, and management systems thanks to high speed internet access.

In 2003 we were awarded a full dealership by Marine AirTM to compliment our prior dealerships for CruisairTM, TundraTM, CondariaTM, EskimoTM, U-LineTM, Polar BayTM, and GrunertTM. The South Florida market is referred to by many as the boating capital of the United States, with megayachts now docked and serviced here year round. Many seasonal megayachts use Fort Lauderdale for their overhauls and refits, prior to chartering to the Caribbean and the Mediterranean. A marine marketing campaign was launched in 2002 and it has since been expanded to include both local and international marine publications to reach this special clientele.

Wireless & Cellular Towers

Our wireless division provides services primarily to the cellular industry. We operate our wireless and tower business under the name of Datatelcom, Inc. The work is performed by our own employees and select outside subcontractors.

The nature of the work is the installation of antennas, coaxial cables, electrical power of both AC and DC, and other electronic equipment on towers and rooftops. The work is generally performed at heights from 100 feet to 300 feet on rooftops, monopoles, self supporting towers and free standing towers.

We provide training to our tower climbers through a certification program operated by an independent tower training company. We send one of our employees to the third-party trainer who attends a comprehensive course in Certified Tower Climbing Safety and Rescue. Upon completion of this course our employee receives a certification which then enables him to teach this course to our other employees. This provides the employees with the ability to use the needed knowledge and skills to utilize the techniques and equipment effectively in their individual work environments.

Safety is paramount to all of our operations. No parts of our operations are ignored, but additional safety training and attention is maintained in the wireless group. Since most of the wireless work is done at heights that exceed 100 feet, every precaution is taken to protect our employees.

Testing and certifications of the test equipment and the materials utilized by the wireless division are an ongoing educational process supported by us. With the certified training programs, our employees are equipped to perform the highest quality of work while servicing the ever demanding cellular carriers.

We believe that the cellular industry is continuously evolving with new technologies and expanding markets. Although the cellular carriers have suffered recently on Wall Street, we believe that we have carved out a niche market that should allow growth and increased sales over the next five years.

Currently, this business is idle. The market has slowed to a point where the return is not worth the investment in resources. Based on the new technologies available in the marketplace, we believe this business will come back strong within the next year. The retrofit market in the cellular industry is technology and budget dependent, with each cellular company trying to one up its competition. We are positioned to take advantage of this opportunity when the marketplace returns with profitable work.

E-Commerce

We have developed a fully functional Internet web site that is both an internet and an intranet. It is presently being utilized to market our divisions and services. Our tradeshow customers can shop, purchase and pay for their exhibition services online, and our marine customers can shop, purchase and pay for their marine parts online. It is also growing in the information and training programs being offered to our employees.

We believe that E-Commerce opportunities will benefit us. As a result we have developed and will continue to develop, on-line services. We believe that the Internet will allow us an opportunity to expand our market and improve our efficiencies.

Competition

The facilities service industry is highly competitive with few barriers to entry. We believe that the principal competitive factors are timeliness, reliability and quality of services provided, range of services offered, market share and visibility strengthened by advertising and price. Most of our competitors are small, owner-operated companies that typically operate in a single market. These smaller competitors may have lower overhead cost structures and may be able to provide their services at lower rates. Often times, these small competitors have long established relationships with homeowners for a variety of home repairs, which makes that market difficult for us to penetrate. There are currently a limited number of public companies focused on providing services in some of the same service lines provided by us. Some of these competitors, and potential competitors, have greater financial resources than we do to finance acquisition and development opportunities, and may be able to pay higher prices for the same opportunities to develop and support service operations.

Our ability to employ, train and retain highly motivated service technicians to provide quality service is a key to our success in being competitive. In order to recruit qualified individuals, we offer attractive compensation, health and savings benefits that are more comprehensive than those typically offered within the industry, including a 401(k) plan.

Governmental Regulation

Many aspects of our business operations are subject to various federal, state and local laws and regulations, including, among others, permitting and licensing requirements; building, mechanical and electrical codes and zoning ordinances; laws and regulations relating to consumer protection; laws and regulations relating to worker safety and protection of human health.

We believe we have all the required permits and licenses to conduct our operations and that we are in substantial compliance with applicable regulatory requirements relating to our operations. If we were to fail to comply with the applicable regulations it could result in substantial fines or revocation of our operating permits.

A large number of state and local regulations governing the facilities services trades require various permits and licenses to be held by individuals. In some cases, a required permit or license held by a single individual may be sufficient to authorize specified activities for all our service technicians who work in the geographic area covered by the permit or license.

Environmental Regulation

Our operations are subject to numerous federal, state and local environmental laws and regulations, including those governing vehicle emissions and the use and handling of refrigerants. These laws and regulations are administered by various federal, state and local governmental agencies. The technical requirements of these laws and regulations are becoming increasingly complex and stringent, and meeting these requirements can become expensive. We are subject to the Clean Air Act, Title VI of which governs air emissions and imposes specific requirements on the use and handling of substances known or suspected to cause or contribute significantly to harmful effects on the stratospherical ozone layer, such as chlorofluorocarbons and certain other refrigerants (“CFC’s”). Clean Air Act regulations require the certification of service technicians involved in the service or repair of systems, equipment and appliances containing these refrigerants and also regulate the containment and recycling of these refrigerants. These requirements have increased our training expenses and expenditures for containment of recycling equipment. The Clean Air Act is intended ultimately to eliminate the use of CFC’s in the United States and require alternative refrigerants to be used in replacement HVAC systems.

Expenditures related to environmental matters during the fiscal years ended May 31, 2008 and 2007, were not material. We do not currently anticipate any material adverse effect on our business or consolidated financial position as a result of future compliance with existing environmental laws and regulations.

Suppliers

We obtain materials and supplies from approximately 150 suppliers. Suppliers of materials are plentiful and we are not dependent on any one vendor.

Cyclicality of the Industry

We generate increased revenues in the summer months when the dependency on air conditioning is greater than in the winter months. The electrical services business is not particularly cyclical.

Economic Dependence

We believe that there is always a demand for electrical and air conditioning services. With the emergence of the broadband industry with fast computers, the reliability of the electrical power and network computer wiring has become more critical than ever. The required reliability of many of these electrical systems exceeds 99.999%. Uninterruptible power supplies (UPS) and standby emergency generators are required in greater numbers than ever before. Aside from the initial installation of power and network cabling, ongoing maintenance programs are imperative. Indoor air quality with proper temperature and humidity control is also required. Many computer networks now require transmission of information at gigabit speed which requires upgrading slower network cables. Fiber optics is now replacing copper wire in many of these installations.

The electrical, data communications, telecommunications and air conditioning construction services industry has had a higher overall growth rate than the overall construction industry. This is due in part to the increase in complexity of electrical and mechanical systems in many projects. This results from the increased use of computers and more advanced data and voice communications and environmental control systems. As a result, buildings are now consuming more electricity per square foot than in the past and more extensive air conditioning and electrical distribution systems are now required.

Voice, data communication and telecommunication systems now require more reliable power supplies and improved low voltage and fiber optic cabling. The need for increased environmental controls within a building, such as the increased need for air conditioning control to maintain computer systems at optimal temperatures and the increased demand for environmental control in individual spaces, are creating expanded opportunities for electrical, mechanical, telecommunications and data communications facilities service businesses Electrical and mechanical construction services involve the design, installation and start-up of several systems. These include:

1)	Generation and distribution of electrical power including conduits, power cables, transformers, electrical panels, switch gear, controls, generators and uninterruptible power supplies,

2)	Lighting fixtures and controls,

3)	Voice and data communications, including fiber optic and copper cabling,

4)	Fire alarm, security, and process control, and,

5)	Heating, ventilation, air conditioning, refrigeration and increased requirements of all of these systems in clean-room applications

We perform most of our services pursuant to contracts with owners, corporations, government organizations, construction managers, developers, general contractors and individual tenants in multi-tenant facilities and we are not economically dependent on any single customer or group.

Employees

As of May 31, 2008, we had approximately 140 employees. Approximately 72 were employees in the electrical/tradeshow business, 47 were employees in the air conditioning/mechanical business, 9 were employees in the marine air conditioning business, and 12 were employed in central administrative roles. We believe that our relations with our employees are good. We are signatory to various collective bargaining agreements with local unions representing approximately 50% of our employees. None of these collective bargaining agreements are nationwide or regional in scope.

Edd Helms Electric is a member of the National Electrical Contractors Association who represents us in bargaining with the International Brotherhood of Electrical Workers. Edd Helms Air Conditioning is a member of the Mechanical Contractors Association who represents us in bargaining with the United Association of Journeyman and Apprentices of the Plumbing & Pipefitting Industry.

Our Executive Officers

See the information contained in Part III, Item 9, which describes our executive officers in detail.

Item 2.	Description of Property.

At our NE 5 Avenue location in Miami, FL we lease approximately 27,500 square feet for warehousing, distribution, and business offices. The total annual cost during 2008 of these leases is approximately $323,845, including sales tax. This leased property is owned by National Industrial Park, whose sole partner is W. Edd Helms, Jr., who is an officer, director, the owner of approximately 90% of the common stock of Edd Helms Group Inc., and is related to another officer and director. In August of 2007 we completed the consolidation of our leased property, which will reduce our leased property at this location. Some improvements to the consolidated leased property were made. We believe that these consolidated facilities are in good condition and are sufficient to accommodate our needs. We believe the rent to be reasonable and competitive in price with rent for similar facilities located at the Miami-Dade/Broward county line.

At our 620 SW Flagler Avenue location in Fort Lauderdale, Florida, Edd Helms Marine Air Conditioning leases its facilities from an unrelated third party. In July 2006 the lease was amended to extend the lease term to 7 years, terminating in September 2010. The total annual cost of this lease during 2007 is approximately $30,658 per year.

Item 3.	Legal Proceedings.

1. The case is filed with the 11th Judicial Circuit Court in Miami-Dade County, Florida, Case No. 04-8784. On or about May 12, 2001, Siemens Building Technologies Inc. (Siemens) and Edd Helms Group, Inc. (Helms) entered into a subcontract for the installation of a fire alarm system at the Fontainebleau Hilton Hotel in Miami Beach. Siemens was to provide engineered drawings for the installation of the fire alarm system. Several issues developed during the construction dealing with issues that include time delays, extra work and providing us with the appropriate drawings resulting in additional costs which Siemens refused. In addition, Siemens failed to provide approved engineered drawings, constituting a material breech of contract. Accordingly, Helms declared Siemens to be in material breach of contract and filed suit for breach of contract, fraudulent misrepresentation and negligent misrepresentation for damages in excess of $1,000,000. Siemens filed a counterclaim against the Company and its surety, XL Surety Specialists. The surety responded and filed an action against Helms for indemnification under the bond. The Siemens claim is in excess of $500,000. The opinion of management is that the Company will be successful in the prosecution of the claim and the defense of the counterclaim and at this time, the Company’s legal counsel has indicated that there is no reason to believe that there will be any material adverse effect on the Company. We do not believe that the ultimate result of the case will have a material adverse effect on the financial condition of the Company.

2. The case is filed with the 17th Judicial Circuit Court in Broward County, Florida, Case No. 01-10407. A former employee (the “plaintiff”) of the Company filed a suit for unpaid compensation. A judgment of $47,000 was awarded to the plaintiff in June 2006. The plaintiff’s attorney claimed to have a contingency agreement in place with the plaintiff, which allows an attorney to recover his cost related to the case times a multiplier as determined by the court. In this case a signed contingency agreement was not in place. In addition, the attorney did not track hours worked on the case as required by the law. However a judgment was awarded to the attorney for legal fees in the amount of $75,000, plus a multiplier of three. The Company filed an appeal in this matter and issued an irrevocable letter of credit against this judgment in the amount of $230,737. On November 1, 2006 the appeals court ruled in favor of the plaintiff and confirmed the judgment of fees as described above. In addition to the judgment paid in December 2006 of $230,737, in June 2007 we paid the plaintiffs appellate attorney fees in the amount of $74,162. Final satisfactions of judgment and appellate fees were recorded June 2007.

Item 4.	Submission of Matters to a Vote of Security Holders.

No matters have been submitted during the year for vote.

PART II

Item 5.	Market for Common Equity and Related Stockholder Matters.

Our common stock is traded over the counter pink sheets (OTCPK) under the symbol EDDH.

The following tables set forth, for the periods indicated, the range of high and low closing bid and ask price for our common stock from June 1, 2007, through May 31, 2008. These quotations represent prices between dealers, do not include retail markups, markdowns, or commissions, and do not represent actual transactions. The following information for the fiscal years ended May 31, 2008 and 2007 was obtained from Market Watch by Dow Jones historical data services.

	Year Ended
	May 31, 2008		May 31, 2007
	High	Low	High	Low

First Quarter	$.50	$.40	$.51	$.35
Second Quarter	$.60	$.40	$.50	$.37
Third Quarter	$.42	$.35	$.48	$.42
Fourth Quarter	$.42	$.35	$.58	$.40

On May 31, 2008, there were approximately 399 holders of record of our common stock. This number does not include any adjustment for stockholders owning the stock in “Street” name.

We have not paid dividends since our inception and do not anticipate paying any dividends in the near future. We intend to retain earnings to provide funds for general corporate purposes and the expansion of our business.

Item 6.	Management’s Discussion and Analysis or Plan of Operations.

The following discussion should be read in conjunction with the consolidated financial statements of Edd Helms Group, Inc. and Subsidiaries and the related footnotes, included in this Annual Report as Item 7. This discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and involve risks and uncertainties that could cause our actual results to differ materially from those set forth in the forward-looking statements. See “Forward Looking Statements” and “Risk Factors”.

Highlights of Critical Accounting Policies

Our significant accounting policies are described in Note 2 of Notes to Consolidated Financial Statements which have been prepared in accordance with generally accepted accounting principles in the United States. Management believes that our most critical accounting policy is in accounting for long-term construction contracts. Determining the points at which revenue should be recognized as earned and costs should be recognized as expenses is a major accounting issue common to all businesses engaged in the performance of long-term construction contracts. We use the percentage-of-completion accounting method for construction contracts in accordance with the American Institute of Certified Public Accountants Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts”. Each of our business units calculates the percentage-of-completion of each contract by dividing the costs incurred to date by the estimated total contract costs at completion (the “cost-to-cost” method). This percentage is then applied to the estimated total contract value (the total amount of revenue expected to be realized from the contract) in order to calculate the amount of revenue to be recognized to date on each contract. Provisions are recognized in the statement of operations for the full amount of estimated losses on uncompleted contracts whenever evidence indicates that the estimated total cost of a contract exceeds its estimated total contract value.

Percentage-of-completion accounting requires considerable reliance on estimates in determining revenues, costs, profit margins and the extent of progress toward completion on a contract-by-contract basis. Uncertainties inherent in the performance of contracts generally include labor availability and productivity, job conditions, material cost, change order scope and pricing, final contract settlements and other factors. These uncertainties are evaluated continually for each contract, and the impact of changes in estimates of total contract costs, total contract value, and other factors are reflected in the consolidated financial statements in the period in which the revisions are determined.

Our business units enter into contracts primarily through competitive bids, with the final terms and prices often negotiated with the customer. Although the pricing terms and conditions of contracts vary considerably, most of these contracts are known as “fixed-price” or “lump-sum” contracts, in which the business unit essentially agrees to perform all acts under the contract for a stated price. Our business units also enter into “cost-plus” contracts (costs incurred plus a stated mark-up percentage or a stated fee) and “time-and-materials” contracts (stated hourly labor rate plus the costs of materials). Fixed-price contracts inherently contain higher risk of loss than the other contract types, but management believes that we are generally able to achieve higher gross profit margins on fixed-price contracts as a result of the expertise and experience of our business units in bidding and job performance. No assurance can be given, however, that we will not incur significant job losses on contracts in the future.

We recognize maintenance, repair and replacement revenues, including maintenance management services, as services are performed. Service contract revenue is recognized ratably over the term of the service contract. We account for revenues from fixed-price installation and retrofit contracts on a percentage-of-completion basis using the cost-to-cost method.

Cost of services consists primarily of salaries, wages, benefits and insurance of service and installation technicians, project managers and other field support employees, materials, components, parts and supplies, engineered equipment, subcontracted services, depreciation, fuel and other vehicle expenses and equipment rentals. Selling, general and administrative expenses consist primarily of compensation and related benefits for management, administrative salaries and benefits, advertising, office rent and utilities, communications and professional fees.

Accounts receivable collectibility represents another critical accounting policy. Our business units grant credit, generally without collateral, to their customers, which primarily include general contractors, property owners and developers, governmental agencies, educational and medical institutions, and commercial and industrial companies in a variety of industries. We are subject to potential credit risk related to changes in business and economic factors throughout the United States. However, we are entitled to payment for work performed and often have certain lien rights that can be attached to the property in which the work was performed. Additionally, management continually monitors the financial condition of our customers to reduce risk of loss. We provide an allowance for doubtful accounts when future collection is considered doubtful. Historically, receivable collectibility has not been a significant issue in our service industries.

Results of Operations, May 31, 2008, Compared to the Year Ended May 31, 2007

Revenues Earned

Revenues decreased approximately $1.2 million or 5.7% to $21.6 million for the fiscal year ended May 31, 2008, from $22.8 million for the fiscal year ended May 31, 2007. The decrease in revenues can be directly attributed to the downturn in the economy, and in the construction industry in South Florida.

Costs of Revenues Earned

Cost of revenues was approximately $16.0 million or 74.1% of revenues earned, for the year ended May 31, 2008, as compared with $16.5 million or 72.3% of revenues earned for the year ended May 31, 2007. Our gross profit margin as a percentage of revenues earned for year ended May 31, 2008 was 25.9%, as compared with 27.7% for year ended May 31, 2007. The margin is not consistent with expectations. During the year our HVAC service manager retired, which in hindsight significantly impacted our business. As a result of this retirement, the management of our field technicians suffered and resulted in poor efficiency. This problem has been dealt with and in August 2008 we hired a new service manager with over 30 years experience in the business.

Selling, General and Administrative Expenses

Selling, general, and administrative (SGA) expenses for the year ended May 31, 2008 were $5,706,599 or 26.5% of revenues earned, as compared with $5,279,895 or 23.2% of revenues earned for the year ended May 31, 2007. Our overhead cost controls resulted in reductions in many SGA expenses. However, we incurred non-recurring expenses not related to current revenues of $628,800 for year ended May 31, 2008 and $474,500 for year ended May 31, 2007. Of these non-recurring expenses for year ended May 31, 2008, $350,423 related to legal expenses and $278,377 related to the discontinued Home Technology Showroom. Of these non-recurring expenses for year ended May 31, 2007, $442,700 related to legal expenses and $31,800 related to the discontinued Home Technology Showroom. After adjusting for these non-recurring expenses not related to current revenues, our SGA expenses for year ended May 31, 2008 were $5,078,599 or 23.5% of revenues earned, as compared with $4,805,395 or 21.1% of revenues earned for the year ended May 31, 2007. We continue to focus on overhead cost control and adhering to operational budgets.

Income From Operations Before Income Taxes (Credits)

Income from operations before income taxes (credits) decreased approximately $1,162,053 to $(124,806) as compared to the fiscal year ended May 31, 2007. The reduction is a direct result of a decrease in sales and gross margin on sales, in addition to the increase in overhead. We continue to focus on building relationships with new and existing customers, measure our progress towards established benchmarks and provide a high level of service and professionalism in everything we do.

Provision for Income Taxes (Credits)

We follow Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. That statement focuses on the balance sheet and on calculating deferred tax assets and liabilities. Deferred income tax expense (and our provision for income taxes (credits) is the difference between the deferred tax balance sheet accounts at the beginning and end of each period. For the year ended May 31, 2008, we have an income tax credit of ($56,850). For the year ended May 31, 2007, our income tax expense was $495,738.

Liquidity and Capital Resources

As of May 31, 2008, we had cash, cash equivalents and securities available for sale totaling approximately $484,328 compared with $2,080,932 as of May 31, 2007. Working capital decreased to $3.89 million at May 31, 2008, compared to $4.78 million in the prior year. Our ratio of current assets to current liabilities was 2.21 to 1 as of May 31, 2008, compared to 2.56 to 1 in the prior year. During fiscal 2008, our cash decreased by $1,596,604. Liquidity decreased as a result of lower sales and gross margin percent as compared to the prior year, along with an increase in overhead. Historically, we have financed our operation and growth with internally generated working capital. Our primary requirement for capital consists of purchasing vehicles, equipment, inventory and supplies used in the operation of our business. Our credit line was not used during the year ended May 31, 2008. We expect to use our credit line as it may be needed from time to time for short-term working capital. We anticipate that our cash flow from operations will provide cash in excess of our normal working capital needs, debt service requirements and planned capital expenditures in the year ahead.

Effects of Inflation

We believe that our revenues and results of operations have not been significantly affected by inflation during the last two years ended May 31, 2008.

Item 7.	Financial Statements

Dohan and Company	7700 North Kendall Drive, 200
Certified Public Accountants	Miami, Florida	33156-7564
A Professional Association	Telephone	(305) 274-1366
	Facsimile	(305) 274-1368
	E-mail	info@uscpa.com
	Internet	www.uscpa.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors
Edd Helms Group, Inc. and Subsidiaries
Miami, Florida

We have audited the accompanying consolidated balance sheets of Edd Helms Group, Inc. and Subsidiaries as of May 31, 2008 and 2007, and the related consolidated statements of operations, cash flows and stockholders’ equity for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Edd Helms Group, Inc. and Subsidiaries at May 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Dohan and Company, P.A. Certified Public Accountants

Miami, Florida
September 12, 2008

EDD HELMS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS May 31,	2008	2007

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$476,642	$2,073,246
Available-for-sale equity security	7,686	7,686
Accounts receivable, less allowance for doubtful accounts of $203,309 and $166,781	3,081,791	2,711,426
Due from employees	22,332	8,072
Other receivables	750,423	712,274
Costs and estimated earnings in excess of billings on uncompleted contracts	638,147	604,653
Inventories	1,430,315	1,451,158
Prepaid expenses	90,782	103,789
Prepaid income taxes	229,400	—
Deferred income tax asset	187,206	173,576

TOTAL CURRENT ASSETS	6,914,724	7,845,880

PROPERTY AND EQUIPMENT, NET	1,355,807	1,134,953

OTHER ASSETS
Excess of cost over net assets of businesses acquired, net	143,866	143,866
Other assets	51,144	56,362

TOTAL OTHER ASSETS	195,010	200,228

TOTAL ASSETS	$8,465,541	$9,181,061

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,382,721	$1,213,407
Accrued liabilities	683,674	1,014,392
Current maturities of long-term debt	111,460	89,556
Current obligations under capital leases	71,553	103,622
Deferred revenue	133,342	118,373
Billings in excess of costs and estimated earnings on uncompleted contracts	629,227	320,178
Provision for income taxes payable	—	202,668

TOTAL CURRENT LIABILITIES	3,011,977	3,062,196

LONG-TERM LIABILITIES
Deferred income tax liability	99,375	153,417
Long-term debt	117,984	128,945
Long-term debt under capital leases	14,654	88,536

TOTAL LONG-TERM LIABILITIES	232,013	370,898

TOTAL LIABILITIES	3,243,990	3,433,094

COMMITMENTS AND CONTINGENCIES (NOTES 9, 12 AND 14) STOCKHOLDERS’ EQUITY

Common stock; $.01 par value; 20,000,000 shares authorized; 12,661,358 shares issued; 11,414,926 shares outstanding	114,150	126,614
Additional paid-in capital	220,646	208,182
Retained earnings	5,397,287	5,436,516
Treasury stock, 1,246,432 shares at cost	(510,532)	(23,345)

TOTAL STOCKHOLDERS’ EQUITY	5,221,551	5,747,967

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,465,541	$9,181,061

See accompanying notes.

EDD HELMS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS For the years ended May 31,	2008	2007

REVENUES EARNED	$21,564,542	$22,785,273
COST OF REVENUES EARNED	15,982,748	16,468,131

GROSS PROFIT	5,581,794	6,317,142

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	5,706,599	5,279,895

(LOSS) INCOME FROM OPERATIONS BEFORE OTHER INCOME AND EXPENSES AND INCOME TAX CREDITS	(124,805)	1,037,247

INTEREST INCOME	20,802	12,828
OTHER INCOME	34,585	85,784
GAIN ON SALE OF SECURITIES	—	254,700
INTEREST EXPENSE	(28,833)	(37,175)
GAIN ON SALES OF EQUIPMENT	2,172	11,058

TOTAL OTHER INCOME	28,726	327,195

(LOSS) INCOME BEFORE INCOME TAXES	(96,079)	1,364,442

INCOME TAXES
Provision for federal and state income taxes	4,563	539,301
Deferred federal and state income taxes	(61,413)	(43,563)

TOTAL PROVISION FOR INCOME TAXES	(56,850)	495,738

NET (LOSS) INCOME	$(39,229)	$868,704

NET (LOSS) INCOME PER SHARE
- BASIC	$(0.00)	$0.07
- DILUTED	$(0.00)	$0.07

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	11,414,926	12,574,896
- DILUTED	11,643,497	12,702,169

See accompanying notes.

EDD HELMS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS For the years ended May 31,	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income from operations	$(39,229)	$868,704

Adjustments to reconcile net (loss) income to net cash (used for) provided by operating activities:
Depreciation and amortization	446,939	387,749
Gain on disposal of property and equipment	(2,172)	(11,058)
Deferred income taxes	(67,672)	(70,108)
Provision for doubtful accounts	36,529	114,436
Change in assets (increase) decrease:
Accounts receivable	(388,047)	(175,398)
Due from employees	(14,259)	5,699
Other receivables	(38,148)	(412,397)
Costs and estimated earnings in excess of billings on uncompleted contracts	(33,494)	702,883
Inventories	20,843	(29,681)
Prepaid expenses	13,007	67,118
Prepaid income taxes	(229,400)	—
Other assets	5,218	206,488
Change in liabilities increase (decrease):
Accounts payable	150,464	256,714
Accrued liabilities	(330,718)	(3,861)
Deferred revenue	14,970	41,388
Billings in excess of costs and estimated earnings on uncompleted contracts	309,049	(519,943)
Provision for income taxes	(202,668)	(110,743)

Net cash (used for) provided by operating activities	(348,788)	1,317,990

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from capital leases	—	62,762
Payment of capitalized lease obligations	(105,951)	(101,065)
Repayment of credit line	—	(230,737)
Proceeds from notes payable	132,019	123,654
Payments on notes payable	(121,076)	(111,343)
Treasury stock purchase	(487,187)	—

Net cash used for financing activities	(582,195)	(256,729)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(665,621)	(486,784)

Net cash used for investing activities	(665,621)	(486,784)

(DECREASE) INCREASE IN CASH	(1,596,604)	574,477
CASH, beginning of year	2,073,246	1,498,769

CASH, end of year	$476,642	$2,073,246

SUPPLEMENTAL DISCLOSURES
Interest paid	$28,833	$37,175
Interest received	$20,802	$12,828
Income taxes paid	$11,921	$660,116

See accompanying notes.

EDD HELMS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the years ended May 31, 2008 and 2007

		Additional Paid-in Capital
Common Stock			Retained Earnings	Treasury Stock
Shares	Amount			Shares	Amount	Total

May 31, 2006

12,661,358	$126,614	$208,182	$4,567,812	86,462	($23,345)	$4,879,263

May 31, 2007

Net Income -	—	—	868,704	—	—	868,704

12,661,358	$126,614	$208,182	$5,436,516	86,462	($23,345)	$5,747,967

May 31, 2008

Net loss -	—	—	(39,229)	—	—	(39,229)

Treasury stock Repurchase
(1,246,432)	(12,464)	12,464	—	1,159,970	(487,187)	(487,187)

11,414,926	$114,150	$220,646	$5,397,287	1,246,432	($510,532)	$5,221,551

See accompanying notes

Edd Helms Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 1.	Business

Nature of Operations - Edd Helms Group, Inc. is a Florida corporation and has three reportable segments. The electrical segment has provided electrical service, repair, and maintenance of commercial and residential facilities in the South Florida area since 1975. The air conditioning segment derives the majority of its business activity from its service, repair and maintenance of commercial and residential air conditioning systems, including marine applications in the South Florida area. The third segment provides wireless communication solutions. The nature of the work is the installation, maintenance and repair of antennas and other electronic equipment on cellular towers and rooftops.

Note 2.	Summary of Significant Accounting Policies

Basis of Presentation - The accompanying consolidated financial statements include the accounts of Edd Helms Group, Incorporated (EHG) and its wholly owned subsidiaries, Edd Helms Electric, LLC, Edd Helms Air Conditioning, Inc. (Air Conditioning), and Datatelcom, Inc. (Datatelcom). The Company also has a wholly-owned subsidiary, Edd Helms Marine Air Conditioning and Refrigeration, LLC., whose business activities are included in the Air Conditioning segmented reporting. EH Showrooms, LLC was a new business which ceased operations. All significant inter-company accounts and transactions of Edd Helms Group, Inc. and Subsidiaries (the Company) for the years presented have been eliminated in consolidation.

Cash and Cash Equivalents - Cash and cash equivalents consist of time deposits and all liquid instruments (including overnight repurchase agreements with a bank) with maturities of three months or less.

Available-for-Sale Equity Security - Marketable securities consist of common stock and are stated at market value as determined by the most recently traded price of each security at the balance sheet date. All marketable securities are defined as trading securities or available-for-sale securities under the provisions of Statement of Financial Accounting Standards No. 115 (SFAS 115), “Accounting for Certain Investments in Debt and Equity Securities”. Management determines the appropriate classification of its investments in marketable securities at the time of purchase and reevaluates such determination at each balance sheet date. Available-for-sale securities are carried at fair value.

Allowance for Doubtful Accounts - The allowance for doubtful accounts is based on specifically identified amounts that the Company believes to be uncollectible. An additional allowance is recorded based on certain percentages of aged receivables, which are determined based on historical experience and management’s assessment of the general financial conditions affecting the Company’s customer base. If actual collections experience changes, revisions to the allowance may be required. There are a limited number of customers with individually large amounts due at any given balance sheet date. Any unanticipated change in one of those customer’s credit worthiness or other matters affecting the collectibility of amounts due from such customers, could have a material affect on our results of operations in the period in which such changes or events occur. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Revenue and Cost Recognition - Revenues and direct costs produced by the Company’s hourly based electrical and air conditioning service, repair, and maintenance activities are recognized as earned or incurred. Revenues from work orders are classified as service related revenues, and recognized as earned. Revenues from service and maintenance contracts are recognized over the term of the contracts. Revenues from significant construction contracts, excluding wireless antenna services, are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. This method is used because management considers expended costs to be the best available measure of progress on the contracts.

These percentage-of-completion contract costs include direct labor, material, subcontract, equipment rental, and other miscellaneous direct and indirect costs as allocated. Other operating costs are charged to expense as incurred. Provisions for estimated losses, if any, on uncompleted contracts are made in the period in which such losses are determined. In estimating the ultimate profitability on certain contracts, and for all wireless antenna services, estimated recoveries are included for work performed under customer change orders to contracts for which firm prices have not yet been negotiated. The costs incurred for these change orders is reported as “Deferred contract costs” on the balance sheets, while the related estimated revenue is recorded as “Deferred revenue”. Also included in “Deferred contract costs”, are amounts the Company seeks or will seek to collect from customers or others for errors or changes in contract specifications or design, contract change orders in dispute or unapproved as to both scope and price, or other customer-related causes of unanticipated additional contract costs (claims and unapproved change orders). These amounts are recorded at their estimated net realizable value when realization is probable and can be reasonably estimated. No profit is recognized on the construction costs incurred in connection with these amounts. Unapproved change orders involve the use of estimates, and it is reasonably possible that revisions to the estimated recoverable amounts of recorded unapproved change orders may be made in the near-term. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

The asset “Cost and estimated earnings in excess of billings on uncompleted contracts” represents revenues recognized in excess of amounts billed. The liability “Billings in excess of costs and estimated earnings on uncompleted contracts” represents amounts billed in excess of revenues earned.

Inventories - Inventories consist principally of electrical and air conditioning equipment, supplies, components and accessories, and are valued at the lower of cost or market using the first-in, first-out (FIFO) method to determine cost and net realizable value to determine market.

Property and Equipment - Property and equipment is recorded at cost. Expenditures for major betterments and additions are charged to the property accounts, while replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets are charged to expense currently. Depreciation is computed principally using the straight-line method, based on the estimated useful lives of the assets, which range from five to ten years.

Income Taxes - Income taxes are computed under the provisions of the Financial Accounting Standards Board Statement (SFAS) No. 109, “Accounting for Income Taxes,”. SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of the differences in events that have been recognized in the Company’s financial statements compared to the tax returns. Current and deferred taxes are allocated to members of the consolidated group by applying FASB Statement No. 109 to each member as if it were a separate taxpayer.

Income Tax Credits - Income tax credits will be recognized as a reduction of the provision for income taxes in the year in which utilized.

Amortization - The Company records as goodwill the excess of purchase price over the fair value of the identifiable net assets acquired. Statements of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” prescribes a two-step process for impairment testing of goodwill, which is performed annually, as well as when an event triggering impairment may have occurred. The first step tests for impairment, while the second step, if necessary, measures the impairment. The Company has elected to perform its annual analysis during the four quarter of each fiscal year as of May 31st. No indicators of impairment were identified for the 2008 and 2007 fiscal years.

Concentrations of Credit Risk and Economic Dependence - The Company provides its electrical and air conditioning services in the South Florida area. Consequently, the Company’s ability to collect the amounts due from customers may be affected by economic fluctuations in the service and construction industries, its geographical location and natural disasters. Concentrations of credit with respect to trade receivables, consists primarily of five customers who comprise 27% of accounts receivables. However, the Company is entitled to payment for work performed and often has certain lien rights in that work. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses. Additionally, management continually monitors the financial condition of its customers to reduce risk of loss. The Company provides an allowance for doubtful accounts when, in their judgment, future collection is considered doubtful. There are no concentrations with respect to sales, as no customer represents more than 10% of revenues for the current fiscal year.

Concentrations of Credit Risk Arising from Cash Deposits in Excess of Insured Limits - The Company maintains the majority of its cash balances in financial institutions located in Miami, Florida. The balance in each institution is insured by the Federal Deposit Insurance Corporation up to $100,000. Additionally, the Company maintains sweep accounts utilizing nightly repurchase accounts which are uninsured by the Federal Deposit Insurance Corporation. At May 31, 2008, the Company’s balances in these sweep accounts totaled $298,058. At May 31, 2008, the Company’s uninsured cash and sweep balances total $254,033.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Reclassifications - Certain amounts in the prior year financial statements have been reclassified for comparative purposes to conform to the current year presentation.

Advertising - Advertising costs are charged to operations in the year incurred. Advertising expense for the years ended May 31, 2008 and 2007, amounted to $493,641 and $616,677 respectively.

Fair Value of Financial Instruments - Cash, receivables, accounts payable, debt, accrued expenses and other liabilities are carried at amounts which reasonably approximate their fair value due to the short-term nature of these amounts or due to variable rates of interest which are consistent with current market rates.

Basic and Diluted Net (loss) income Per Share - Basic net (loss) income per common share is computed by dividing the net (loss) income by the weighted average number of common shares outstanding during each period. The 400,000 available stock options at May 31, 2008 and 2007, were dilutive and therefore excluded from net (loss) income per share calculations.

Recent Accounting Pronouncements - In July 2006, the FASB issued FASB Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized under SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and also provides guidance on various related matters such as derecognition, measurement and classification of income tax uncertainties, interest and penalties, and disclosure. FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of required disclosures associated with any recorded income tax uncertainties. The differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption are to be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. FIN 48 was effective beginning in fiscal year 2007 and did not have a material effect on the Company’s consolidated financial position, consolidated results of operations, or liquidity.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value while applying generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions based on market data obtained from independent sources and (2) the reporting entity’s own assumptions developed based on unobservable inputs. The Company is still evaluating the impact of SFAS No. 157 on its financial statements, which is effective beginning in fiscal year 2008, but does not expect its adoption to have a material impact on its consolidated financial statements.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements “ (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. The provisions of SAB 108 were effective for the Company’s fiscal year ending May 31, 2007. The adoption of SAB 108 did not have a material impact on the Company’s consolidated financial statement.

In December 2007 the FASB issued Statement No. 141(R) “Business Combinations” (“FAS 141(R)”). FAS 141(R) requires the acquiring entity in a business combination to recognize the full fair value of assets acquired and liabilities assumed in the transaction (whether a full or partial acquisition); establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; requires expensing of most transaction and restructuring costs; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. FAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009. The impact of FAS No. 141R on the consolidated financial statements will depend upon the nature, terms and size of the acquisitions we consummate after the effective date.

In December 2007, the FASB issued SFAS No. 160. “Noncontrolling Interests in Consolidated Financial Statements-an Amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 establishes accounting and reporting standards pertaining to ownership interests in subsidiaries held by parties other than the parent, the amount of net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of any retained noncontrolling equity investment when a subsidiary is deconsolidated. This statement also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The Company does not expect SFAS No. 160 to have a material impact on the Company’s consolidated financial statements. In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities, including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits entities to choose, at specified election dates, to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses shall be reported on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS No. 159 to have a material impact on its consolidated financial position, results of operations or cash flows.

Note 3.	Accounts Receivable

Accounts receivable consisted of the following:

	2007	2006

Contracts completed and in progress - billed	$2,525,681	$2,353,106
Contracts completed and in progress - unbilled	617,567	525,101
Retention	141,852	—
Allowance for doubtful accounts	(203,309)	(166,781)

	$3,081,791	$2,711,426

Note 4.	Other receivables

Other receivables consist of receivables related to a court order for payment of services rendered, receivables placed in the hands of a collection attorney for non-payment of work performed, and receivables for services provided to a general contractor collateralized by a mortgage on the property where services were rendered. The receivables provided to our collections attorney have been filed with the appropriate courts and legal proceedings are underway. The material items in other receivables as of May 31, 2008, consist of the following:

AMTL	$71,640
George Phillips	78,375
Siemens (Litigation)	136,680
Receivables in litigation	440,434
Other	23,294

$750,423

Note 5.	Costs and Estimated Earnings on Uncompleted Contracts

Costs and estimated earnings on uncompleted contracts are summarized as follows:

	2008	2007

Billings on uncompleted contracts	$4,753,305	$3,886,745

Costs incurred on uncompleted contracts	(3,580,284)	(3,210,473)
Estimated earnings on uncompleted contracts	(1,181,941)	(960,747)

Total costs and estimated earnings on uncompleted contracts	(4,762,225)	(4,171,220)

	$8,920	$284,475

These amounts are included in the accompanying consolidated balance sheets as follows:

	2008	2007

Billings in excess of costs and estimated earnings on uncompleted contracts	($629,227)	($320,178)

Costs and estimated earnings in excess of billings on uncompleted contracts	638,147	604,653

	$8,920	$284,475

Note 6.	Property and Equipment

Property and equipment consists of the following:

	2008	2007

Transportation equipment	$2,090,766	$2,086,985
Machinery and equipment	893,263	662,170
Furniture and fixtures	102,558	66,768
Computer equipment and software	398,250	375,974
Leasehold improvements	609,522	374,733

	4,094,359	3,566,630
Accumulated depreciation	(2,738,552)	(2,431,677)

Property and equipment, less accumulated depreciation	$1,355,807	1,134,953

Depreciation expense for the years ended May 31, 2008 and 2007, amounted to $446,939 and $387,749, respectively, and is included in costs of revenues earned and selling, general and administrative expenses in the consolidated statements of operations and comprehensive income.

Note 7.	Income Taxes

The provisions for income taxes are summarized as follows:

	2008	2007

Current income tax (benefit) expense, net of utilization of any net operating loss carryforwards:

Federal	$3,879	$464,524
State	684	74,777

Total current income tax expense	4,563	539,301

Deferred income tax (benefit) expense, net of utilization of any net operating loss carryforwards:

Federal	(52,861)	(39,360)
State	(8,552)	(4,203)

Total deferred income tax (benefit) expense	(61,413)	(43,563)

Total income tax (benefit) expense	$(56,850)	$495,738

The Company files consolidated income tax returns with its five wholly-owned corporate subsidiaries. Deferred income taxes and benefits for 2008 and 2007 are provided for certain income and expenses which are recognized in different periods for tax and financial reporting purposes. The principal temporary differences that give rise to the deferred tax asset (liability) and the effects (computed at 37.63% in both years) that the changes in those temporary differences had on the provision for deferred tax expense are as follows:

	2008	2007

Deferred tax asset:
Accrued officers’ salaries	$25,448	$1,388
Allowance for bad debts	81,020	88,150
Full absorption cost method	58,113	84,038
Capital loss carryforward	22,625	—

Total deferred tax asset	187,206	173,576

Deferred tax liability:
Depreciation	(45,238)	(99,280)
Amortization	(54,137)	(54,137)

Total deferred tax liability	(99,375)	(153,417)

Net deferred tax asset	$87,831	$20,159

The amounts have been presented in the Company’s financial statements as follows:

	2008	2007

Current deferred tax asset	$187,206	$173,576
Non-current deferred tax liability	(99,375)	(153,417)

Net deferred tax asset	$87,831	$20,159

The federal capital loss carryforward at May 31, 2008 was $34,662 and may be carried forward until May 31, 2012.

A valuation allowance must be established to reduce deferred income tax benefits if it is more likely than not that a portion of the deferred income tax benefits will not be realized. It is Management’s opinion that it is likely that the entire deferred tax benefit will be recognized in future years. Therefore, no valuation allowance has been established.

Note 8.	Employee Benefit Plans

401K Retirement Plan (401K)- The Company has a qualified deferred compensation plan (401K) under Section 401K of the Internal Revenue Code, covering substantially all full-time employees. All Plan administrative expenses are paid at the option of the Company. This current plan has two different employee groups. As of May 31, 2008 the asset value of this current plan is $2,359,373.

The first group of employees in the 401K Plan consists of employees for whom the Company is required to make defined benefit or defined contribution payments under the terms of various collective bargaining agreements. For this specific group, the Company cannot make employer matching or other employer contributions to the 401(k)Plan. Employees in this group can and did make their own contributions into the 401(k) Plan in 2008 and 2007.

The second group of employees in the 401K Plan consists of all remaining employees not included in the first group. For this specific group, the Company is permitted to make employer matching or other employer contributions to the 401(k) Plan. Employer Contributions to the 401K Plan are at the discretion of the Board of Directors, and are limited to a specified percentage of eligible compensation for each participant. For this second group of employees in the current Plan, Employer matching contributions were made into the 401(k) Plan in 2008 and 2007 in the amounts of $52,195 and $35,679.

During 2005 the Company retained UBS Financial Services and The Pension Studio to manage and evaluate the current combination ESOP/401(k) Plan and to provide financial planning services to our employees. As a result of their recommendations the Company established a new qualified 401(k) only retirement plan effective on June 1, 2005, transferred all 401(k) assets from combination ESOP/401(k) plan to the new 401(k) only plan on May 2, 2006, with elective deferrals into this new Plan effective May 2, 2006. As of May 3, 2006 the only asset remaining in the combination ESOP/401(k) Plan was 1,159,970 shares of Edd Helms Group, Inc. stock. This new 401K only Plan will include the same two groups of employees with the same employer matching or other employer contributions rules as the combination ESOP/401(k) Plan, but this new 401K only Plan will not include the ESOP. An Application was made to the Internal Revenue Service on July 31, 2006, for the determination of terminating the combination ESOP/401(k) Plan. The application for termination was approved by the IRS on May 4, 2007. On July 26, 2007 the company redeemed at a purchase price of $.42 per share, a total of 1,159,970 shares of its issued and outstanding common stock from the Edd Helms, Inc. Employee Stock Ownership Plan upon termination of the plan. The aggregate redemption cost to the company was $487,187. All monies used for the redemption of the shares were internally generated.

Incentive Stock Option Plan - Upon shareholder approval, the Company adopted its Incentive Stock Option Plan (ISOP) in order to attract, retain and motivate employees who contribute materially to the success of the Company. Employees of the Company and its subsidiaries are covered by the ISOP. Under the terms of the ISOP, the Company is authorized to grant incentive stock options to purchase up to an aggregate of 1,500,000 shares of its common stock. The option price under the ISOP will be the fair market value of the common stock at the date of grant or, if granted to individuals who own 10% or more of the Company’s common stock, at 110% of fair market value. No option is exercisable after ten years from the date of grant (five years for holders of greater than 10% of the stock). The ISOP is administered by the Compensation Committee for the Company’s Board of Directors. During 2002, options were granted to two officers in the amount of 200,000 purchase options each, while 1,100,000 shares remain available for future grants under this plan.

Non-Qualified Stock Option Plan - In May of 2004, the shareholders approved a non-qualified stock option plan. The maximum aggregate number of common shares which may be optioned and sold pursuant to the plan is 250,000. The option price is the fair market value of the common shares at the date of grant. No option is exercisable after five years from the date of grant. Options were granted to two directors of the Company in the amount of 10,000 each, while 230,000 shares remain available for future grants under the plan.

Note 9.	Related Party Transactions

The Company leases its facilities under a three-year operating lease, expiring on August 31, 2010. The lease is from a partnership affiliated through common ownership, at rental rates that management believes are comparable to those obtainable from unrelated parties. The leases provide for monthly payments of $23,159 including applicable taxes. Rent expense under these leases totaled $323,845 and $397,422 for the years ended May 31, 2008 and 2007, respectively. Future minimum rental payments required under the above mentioned leases subsequent to the year ended May 31, are as follows:

2008	$323,845
2009	277,904
2010	69,476

$671,225

Note 10.	Long-Term Debt

Notes payable consist of the following:

	2008	2007

Bank notes, payable in monthly installments totaling $14,689, bearing interest at rates varying from 0.0% to 10.24%, secured by transportation equipment and a generator, maturing at various dates through 2012.	$229,444	$218,501
Current maturities of long-term debt	(111,460)	(89,556)

Long-term debt	$117,984	$128,945

Aggregate maturities of notes payable for the years subsequent to the year-ended May 31, are as follows:

2009	$111,460
2010	75,419
2011	29,332
2012	13,233

$229,444

Interest expense on notes payable amounted to $11,324 and $13,349 for the years ended May 31, 2008 and 2007.

Note 11.	Credit Arrangement

The Company has a line of credit with a bank for advances up to $500,000, secured by the Company’s accounts receivable. Interest is charged at the bank’s prime interest rate plus one percent (1%) annually. Interest is paid monthly. The line of credit is available to fund day-to-day working capital needs. Certain information regarding the credit arrangement as of May 31, 2008, is summarized as follows:

Maximum amount of borrowing outstanding, at any month end	$—
Minimum amount of borrowing outstanding at any month end	$—

Interest expense related to this credit arrangement amounted to $0 and $3,341 for the year ended May 31, 2008 and 2007, respectively.

Note 12.	Capital Lease Obligations

Capital lease obligations consist of the following:

	2008	2007

Lease payments, payable in monthly installments of $9,833 inclusive of imputed interest at rates varying from 6.19% to 9.67% maturing in 2009	$86,207	$192,158

Current obligations under capital lease	(71,553)	(103,622)

Long-term obligations under capital lease	$14,654	$88,536

Future minimum lease payments under capital lease for the years ended subsequent to May 31, are as follows:

2008	$71,553
2009	14,654

$86,207

Interest expense recorded on capital lease obligations amounted to $21,295 and $20,150 for the years ended May 31, 2008 and 2007, respectively, and is included in other income and expenses.

Note 13.	Accrued Liabilities

Accrued liabilities consist of the following:

	2008	2007

Compensation, related taxes, and benefits	$564,854	$756,695
Professional fees	18,493	100,000
Commissions	75,837	113,744
Other, including accrued claims	24,490	43,953

	$683,674	$1,014,392

Note 14.	Commitments and Contingencies

Operating Leases - The Company also leases various office equipment under non-cancellable leases expiring at various dates through June 2008. Rent expense under these operating leases was $9,176 in the current year and is included in selling, general, and administrative expenses.

The Company leases its Marine’s facilities under a seven-year operating lease expiring in September 2010. The lease provides for monthly payments of $2,468 including applicable taxes. Rent expense under this lease totaled $31,393 for the years ended May 31, 2008 and 2007. Future minimum rental payments required under the above mentioned lease subsequent to the year ended May 31, are as follows:

2009	$31,393
2010	31,393
2011	10,464

$73,250

Warranty - In its normal course of business, the Company provides a one-year warranty covering its work. The Company’s policy is to expense costs, if any, in connection with this warranty in the period such costs are incurred. In the opinion of management, based upon prior experience, future warranty costs are not anticipated to be material.

Prepaid Service Agreements - Air Conditioning sells prepaid service agreements, which are primarily for a period of one year. Unearned revenues related to these service agreements are reflected on the consolidated balance sheets as deferred revenues.

Legal Proceedings - The case is filed with the 11th Judicial Circuit Court in Miami-Dade County, Florida, Case No. 04-8784. On or about May 12, 2001, Siemens Building Technologies Inc. (Siemens) and Edd Helms Group, Inc. (Helms) entered into a subcontract for the installation of a fire alarm system at the Fontainebleau Hilton Hotel in Miami Beach. Siemens was to provide engineered drawings for the installation of the fire alarm system. Several issues developed during the construction dealing with issues that include time delays, extra work and providing us with the appropriate drawings resulting in additional costs which Siemens refused. In addition, Siemens failed to provide approved engineered drawings, constituting a material breech of contract. Accordingly, Helms declared Siemens to be in material breach of contract and filed suit for breach of contract, fraudulent misrepresentation and negligent misrepresentation for damages in excess of $1,000,000. Siemens filed a counterclaim against the Company and its surety, XL Surety Specialists. The surety responded and filed an action against Helms for indemnification under the bond. The Siemens claim is in excess of $500,000. The opinion of management is that the Company will be successful in the prosecution of the claim and the defense of the counterclaim and at this time, the Company’s legal counsel has indicated that there is no reason to believe that there will be any material adverse effect on the Company. We do not believe that the ultimate result of the case will have a material adverse effect on the financial condition of the Company.

The case is filed with the 17th Judicial Circuit Court in Broward County, Florida, Case No. 01-10407. A former employee (the “plaintiff”) of the Company filed a suit for unpaid compensation. A judgment of $47,000 was awarded to the plaintiff in June 2006. The plaintiff’s attorney claimed to have a contingency agreement in place with the plaintiff, which allows an attorney to recover his cost related to the case times a multiplier as determined by the court. In this case a signed contingency agreement was not in place. In addition, the attorney did not track hours worked on the case as required by the law. However a judgment was awarded to the attorney for legal fees in the amount of $75,000, plus a multiplier of three. The Company filed an appeal in this matter and issued an irrevocable letter of credit against this judgment in the amount of $230,737. On November 1, 2006 the appeals court ruled in favor of the plaintiff and confirmed the judgment of fees as described above. In addition to the judgment paid in December 2006 of $230,737, in June 2007 we paid the plaintiffs appellate attorney fees in the amount of $74,162. Final satisfactions of judgment and appellate fees were recorded June 2007.

Note 15.	Segments and Related Information

The Company has four unique business segments with dedicated management and infrastructures for each.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. All intersegment sales prices are market based. The Company evaluates performance based on operating earnings of the respective business units. The following segment information includes allocations of certain costs, including overhead and shared services which are allocated based on revenues, payroll and other factors. These agreed-upon amounts between the segments may differ from amounts that would be negotiated in an arms-length transaction.

Year Ended May 31, 2008	Electric	HVAC	Data Telcom	Showroom	Unallocated	Total

Total revenue earned	$12,515,175	$9,285,879	$(30,706)	—	—	$21,770,348
Inter-segment revenue	$169,216	$36,590	—	—	—	$205,806

Total external revenue earned	$12,345,959	$9,249,289	$(30,706)	—	—	$21,564,542

Gross profit	$3,544,200	$2,122,274	$(66,861)	—	$(17,819)	$5,581,794

Operating earnings	$951,164	$(237,131)	$(86,630)	$(173,429)	$(578,780)	$(124,806)

Depreciation and amortization	$208,675	$126,154	$—	$9,816	$102,294	$446,939

Interest Expense	$10,156	$11,348	$—	$1,328	$6,001	$28,833

Total assets	$3,843,280	$2,929,885	$54,933	$48,992	$1,588,451	$8,465,541

Capital expenditures	$273,054	$174,367	$—	$9,784	$208,416	$665,621

Year Ended May 31, 2007	Electric	HVAC	DataTelcom	Unallocated	Total

Total revenue earned	$10,955,997	$10,303,556	$1,980,282	—	$23,239,835
Inter-segment revenue	$332,452	$46,726	$75,384	—	$454,562

Total external revenue earned	$10,623,545	$10,256,830	$1,904,898	—	$22,785,273

Gross profit	$2,854,972	$2,763,804	$698,366	—	$6,317,142

Operating earnings	$310,329	$473,764	$295,978	(42,824)	$1,037,247

Depreciation and amortization	$192,296	$151,935	$43,518	—	$387,749

Interest expense	$18,932	$16,768	$1,475	—	$37,175

Total assets	$3,149,945	$2,651,421	$224,656	$3,155,039	$9,181,061

Capital expenditures	$214,074	$66,582	$—	$217,186	$497,842

Item 8.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

During the fiscal years covered by this report, we did not have a change in or a disagreement with our accountants. We initially appointed Dohan and Company, Certified Public Accountants, as our auditors in 1997.

Item 8a.	Controls and Procedures

The Company maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed in the Company’s Securities Exchange Act of 1934 reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to the Company’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. Within 90 days prior to the date of this report, the Company’s management carried out an evaluation, under the supervision and with the participation of the Company’s management, including the Company’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Exchange Act Rule 13a-14. Based upon the foregoing, the Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective in connection with the filing of this Annual Report on Form 10-KSB for the year ended May 31, 2008.

There were no significant changes in the Company’s internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any significant deficiencies or material weaknesses of internal controls that would require corrective action.

PART III

Item 9.	Directors, Executive Officers, Promoters and Control Persons; Compliance With Sections 16(a) of the Exchange Act.

Rules promulgated by the Securities and Exchange Commission govern the reporting of securities transactions by directors, executive officers and holders of 10% or more of our common stock. Based solely upon our review of copies of reports filed with the SEC and received by us, we believe that our directors and executive officers have filed all required reports during the year-ended May 31, 2005.

Our directors and executive officers are as follows:

Director Name	Since	Age	Position

W. Edd Helms, Jr.	1985	62	Chairman of the Board of Directors, President and Chief Executive Officer

L. Wade Helms	1986	51	Executive Vice President, Secretary, Treasurer and Director

Dean A. Goodson	2003	40	Chief Financial Officer

Walter Revell	2002	73	Independent Director

Edward McCarthy*	2002	64	Independent Director

John Salvaggio**	2006	46	Independent Director

* Designates member of the audit and compensation committees of the Board of Directors.

** Designated as a financial expert and member of the audit and compensation committees of the Board of Directors

W. Edd Helms, Jr., since 1985, has been our Chairman of the Board of Directors, President, and Chief Executive Officer. Edd Helms is also the President of Edd Helms Air Conditioning, Inc., Edd Helms Marine Air Conditioning & Refrigeration, LLC., and Datatelcom, Inc. Edd Helms served as the Chief Financial Officer until March 2005. Prior to the merger of Edd Helms Incorporated with and into the Hotelecopy, Inc. (“Merger”), Edd Helms was the President and Director of Edd Helms, Incorporated. Edd Helms graduated in 1968 from the Joint Apprenticeship Program of the National Electrical Contractors Association and International Brotherhood of Electrical Workers. Edd Helms is the brother of L. Wade Helms.

L. Wade Helms has been our Executive Vice President, Secretary, Treasurer, and Director since the Merger. From February 1986 until the effective date of the Merger, Mr. Helms served in the capacity of Executive Vice President and a Director of Hotelecopy. From 1983 to 1986, he was the Chief Financial Officer and Vice President of Edd Helms, Incorporated and he served as a Director of Edd Helms, Incorporated from 1984 until 1990. Wade Helms graduated in 1979 from Florida State University with a Bachelors Degree in Economics

Dean A. Goodson has been our Chief Financial Officer since March 2005. From May 2003 until March 2005, Mr. Goodson was our Controller. From 1999 until 2003 he was employed by a variety of companies with responsibilities ranging from ERP system implementations to corporate mergers and acquisitions. From 1992 until 1999 he was employed at Rinker Materials Corporation with his last position being Field Controller. From 1991 to 1992 he was employed at Tri-City Electric as a Staff Accountant. Dean Goodson graduated in 1991 from Florida International University with a Bachelors Degree in Accounting.

Mr. Revell has been Chairman of the Board and CEO of Revell Investments International, Inc. since 1984. He was also Chairman of the Board and CEO of H. J. Ross Associates, Inc., consulting engineers and planners, from 1991 through 2002. He was President, CEO and a director of Post, Buckley, Schuh & Jernigan, Inc., consulting engineers and planners, from 1975 through 1983. He served as Secretary of Transportation for the State of Florida from 1972 to 1975. He is also a director of Rinker Group Limited, an international manufacturer and supplier of construction materials; Calpine Corporation, a major electric power producer; International Finance Bank; The St. Joe Company, a large real estate developer; and NCL Corporation Ltd., parent company of Norwegian Cruise Line and other brands.

Edward J. (Ted) McCarthy is currently Vice President and General Manager of William Lehman Leasing Corporation, a position he has held since 1976. William Lehman Leasing is a 32 year old company associated with the William Lehman Dealership Organization. Mr. McCarthy has been with leasing since 1973. He has also served as Vice President and General Manager of William Lehman Dodge from 1985 to 1987 and Vice President and General Manager of William Lehman Isuzu, Suzuki, and Subaru from 1991 to 1999.

John Salvaggio is currently the Chief Financial Officer at Rupari Food Services, Inc., an importer and manufacturer of food products based in Deerfield Beach, Florida. He has held finance and accounting positions at Prosource Distribution, Ryder System, Burger King Corporation and Deloitte Consulting. He graduated from the University of Florida with a Bachelors Degree in Accounting and earned his MBA from Florida International University. Mr. Salvaggio is a CPA in the state of Florida.

Directors are elected to hold office until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. Our officers are elected by the Board of Directors at the Annual Meeting and hold office for the term of one year and until their successors are elected and qualified.

Our By-Laws contain provisions that permit indemnification, including legal fees, of our directors, officers, employees, and agents to the fullest extent permitted by Florida law.

Code of Ethics

The Board of Directors (the “Board”) of Edd Helms Group Inc. has adopted this Code of Ethics (the “Code”). The Code applies to the Company’s principal executive officer, principal financial officer, and to persons performing similar functions, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated hereunder.

The Code is designed to deter wrongdoing and to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely and understandable disclosure in Securities and Exchange Commission (“SEC”) filings and in other public communications made by the Company, (iii) compliance with applicable governmental laws, rules and regulations, (iv) prompt internal reporting to the Board of violations of the Code and (v) accountability for adherence to the Code.

The Board believes the Code should be an evolving set of conduct and ethics, subject to alteration as circumstances warrant. Any modifications to or waiver from the Code may be made only by the Board. The Board will promptly disclose changes to and waivers from this Code as required by applicable law, including the rules and regulations promulgated by the SEC.

The Code does not cover every issue that may arise, but it sets out basic principals to guide officers. EACH OFFICER’S FULL COMPLIANCE WITH THE CODE IS MANDATORY.

1. Ethical Conduct and Ethical Handling of Conflicts of Interest

Each Officer is expected to conduct his or her affairs with uncompromising honesty and integrity. Each Officer is required to adhere to the highest moral and ethical standards in carrying out their duties on behalf of the Company. A Officer of the Company is expected to be honest and ethical in dealing with all employees of the Company and third parties.

Each Officer is expected to avoid engaging in activities that conflict with, or are reasonably likely to conflict with, the best interests of the Company and its stockholders. Any personal activities, interests or relationships of a Officer that would or could negatively influence his or her judgment, decisions or actions to a material extent, or give rise to the appearance of such negative influence, must be disclosed to the Board or its designee, who will (in consultation with the Board, if appropriate) determine if there is a conflict and, if so, how to resolve it without compromising the Company’s interests. Prompt and full disclosure is always the correct first step towards identifying and resolving any potential conflict of interest or problem. Conflicts of interest will be reviewed by the Board taking into account the particular circumstances in the context of the Officer’s activities with the Company. In certain limited cases, activities or relationships giving rise to potential conflicts of interest may be permitted if the Board determines that they are not to be harmful to the Company. If you have any doubt about whether a conflict of interest exists, please contact the Company’s legal advisors so that they can help make that determination.

2. Full, Fair, Accurate and Timely Disclosure for SEC Filings

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must promptly, completely and accurately reflect the Company’s assets, liabilities and transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable laws, rules or regulations. In addition, no undisclosed or unrecorded fund or asset shall be maintained for any purpose and no transaction shall be carried out in a manner such that the substance of the transaction is obscured, nor shall any transaction be recorded improperly. If a mistake in any information previously disclosed is discovered, such mistake should immediately be brought to the attention of the Audit Committee of the Board and, if applicable, the Company’s independent auditors or legal advisors.

3. Compliance With Laws, Rules and Regulations

The business of the Company is to be conducted in accordance with applicable domestic and foreign laws and in accordance with the highest ethical standards of business conduct. Obeying the law, both in letter and in spirit, is the foundation on which the Company’s ethical standards are built. Each Officer must respect and obey the applicable domestic and foreign laws of the jurisdictions in which we operate. If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with this Code.

4. Reporting Any Illegal or Unethical Behavior or Accounting or Auditing Concerns

Officers shall consult with the Audit Committee of the Board (i) about observed illegal or unethical behavior and/or violations of the Code, (ii) about observed accounting or auditing concerns and/or (iii) when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others or of accounting or auditing concerns, in each case, made in good faith by employees. Officers are expected to cooperate in internal investigations of misconduct. If you observe or become aware of illegal or unethical behavior, violations of the Code or accounting or auditing concerns, you should report the behavior immediately to the Board. To the extent the matter has been reported and remains unresolved, you should report the matter to the Company’s Audit Committee and its legal advisors.

5. Accountability for Adherence To The Code

Those who violate the standards in the code will be subject to disciplinary action. Disciplinary action may include loss of pay, termination, referral for criminal prosecution and reimbursement to the company or others for any losses or damages resulting from the violation of this code, you must contact the company’s audit committee as soon as practical.

6. Waivers of The Code

A waiver of, or amendment to, the Code may be made only by the Board and will be promptly disclosed as required by law, including the rules and regulations promulgated by the SEC.

Item 10.	Executive Compensation.

I. Summary Compensation Table

The following table sets forth certain information regarding compensation paid during each of the last three fiscal years to our executive officers. We have no employment agreements with any officers or employees.

Directors who are our employees do not receive additional compensation for serving as directors. Non-employee directors receive $2,500 for each Board meeting attended in person and $500 for each Board Meeting attended by telephone. Upon first becoming a director, each non-employee director received options under the non-qualified Stock Option Plan to purchase 10,000 shares of common stock.

All of our directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and for other expenses incurred in their capacity as directors.

Annual Compensation					Long-Term Compensation

Awards Payouts

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Name and Principal Position	Year	Salary	Bonus Annual Comp	Other Stock Awards	Restricted	Option/SARs	LTIP Payouts	All Other comp. (inc. cars)

W. Edd Helms, Jr.	2008	$178,500	$30,000					$16,810
President and Chief	2007	$186,961	$31,344					$16,810
Executive Officer	2006	$186,961	$5,000					$12,258

L. Wade Helms	2008	$150,000	$44,700					$15,039
Executive Vice	2007	$135,000	$47,031					$15,039
President	2006	$128,942	$5,000					$11,011

Dean Goodson	2008	$115,000	$28,000					$11,220
Chief Executive	2007	$100,000	$44,031					$7,907
Officer	2006	$92,904	$3,000					$7,200

Equity Compensation Plan Information

The following table summarizes share information about Edd Helms Group equity compensation plans including the 2001 Incentive Stock Option Plan and the 2001 Non-qualified Stock Option Plan. Both of these plans have been approved by our shareholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)

	(a)	(b)	(c)

2001 Incentive stock option plan for officers and key employees	400,000	0.15	1,100,000

2001 Non-qualified stock option plan to enable certain directors, employees and consultants to acquire or expand propriety interest
our Company	20,000	0.21	230,000

Equity compensation plans not approved by security holders	NONE	NONE	NONE

Total	420,000		1,330,000

Item 11.	Security Ownership of Certain Beneficial Owners, Management and Related Stockholder Matters.

The following table sets forth, as of September 8, 2006, information with respect to:

(a) any person known to us to be the beneficial owner of five percent or more of the outstanding shares of our common stock,

(b) each of our directors and our executive officers, and, (c) all of our directors and executive officers as a group.

For computing the percentage of the shares of our common stock owned by each person or group listed in this table, any shares not outstanding, which are subject to options or warrants exercisable within 60 days have been deemed outstanding. Except as otherwise indicated below, we believe each of the persons named below to possess sole voting and investment power with respect to the shares of our common stock beneficially owned by such person.

Name	Amt. Of Beneficially Owned Common Stock	Percent

W. Edd Helms, Jr.	9,590,311	83.38%	(1)
L. Wade Helms	52,147	.46%	(2)
Walter L. Revell	25,935	.24%	(3)
Edward McCarthy	2,580	—	(4)
All officers and directors	9,670,973	84.08%

The address of all four of our officers is: 17850 N.E. 5th Ave, Miami, Florida 33162.

(1) W. Edd Helms, Jr. has sole voting and investment power of these shares.

(2 This includes the 2,147 shares held as joint tenants with Vicki Helms his wife and 50,000 shares issued in January of 2002. This does not include stock option to acquire 200,000 shares of our stock pursuant to our incentive stock plan at a purchase price of $.15 which options will expire in 2011.

(3) Walter L. Revell has sole voting and investment power of these shares. This does not include 10,000 nonqualified stock options awarded April 5, 2002.

(4) Edward McCarthy shares voting and reinvestment power of these shares with his wife. This does not include 10,000 nonqualified stock options awarded April 5, 2002.

Item 12.	Certain Relationships and Related Transactions

We lease our office and warehouse facilities from a partnership owned by W. Edd Helms, Jr. See Item 2 “Description of Property”.

We believe that the above transaction is on terms and conditions at least as favorable to us as those that would have been available from non-affiliated third parties. Any future transactions between us and our officers, directors or principal shareholders or any affiliates will be made for bona fide business purposes on terms no less favorable than could be obtained from unaffiliated third parties, and will be approved by a majority of the Board of Directors.

Item 13.	Exhibits and Reports on Form 8-K.

a. Exhibits required to be filed by Item 601 of Regulation S-B:

31.1	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 of Chief Executive Officer

32.1	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 of Chief Financial Officer

Item 14.	Principal Accountant Fees and Services

Audit Fees

Dohan and Company, CPA’s, billed $113,531 for professional services rendered for the audit of our annual financial statements for fiscal year 2007 and the reviews of the financial statements included in our Forms 10-QSB for that fiscal year. For fiscal year 2008, the amount billed or accrued for the same services is expected to be $128,000.

Tax Fees

Dohan and Company, CPA’s, billed $9,763 for fiscal year May 31, 2007, for professional tax services and is expected to bill approximately $10,250 for fiscal year ended May 31, 2008.

The above audit fees were pre-approved by the audit committee based on estimated budgets presented to the audit committee.

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

/s/ EDD HELMS GROUP, INC.

(Registrant)

By:	/s/ W. Edd Helms, Jr.

W. EDD HELMS, JR. PRESIDENT AND CHIEF
EXECUTIVE OFFICER

Date: September 15, 2008

In accordance with the Exchange Act, this report has been signed on the following persons on behalf of the registrant and in the capacities and on the dates indicated.

	By:	/s/ W. Edd Helms, Jr.

W. EDD HELMS, JR. PRESIDENT AND CHIEF
EXECUTIVE OFFICER
AND DIRECTOR

	By:	/s/ L. Wade Helms

L. WADE HELMS
EXECUTIVE VICE PRESIDENT, SECRETARY,
TREASURER AND DIRECTOR

	By:	/s/ Walter Revell

WALTER REVELL
DIRECTOR

	By:	/s/ Edward McCarthy

EDWARD MCCARTHY
DIRECTOR

Date: September 15, 2008

APPENDIX G – TRANSMITTAL TO SHAREHOLDERS

Edd Helms Group, Inc.

17850 N.E. 5TH Avenue

Miami, Florida 33162

__________________ ____, 2008

Dear Shareholder:

Enclosed you will find the Information Statement, dated November 3, 2008, prepared by Edd Helms Group, Inc. (the “Company”) pursuant to Section 14(c) of the Securities Exchange Act of 1934 regarding the 1 for 2, 000 reverse stock split that is to be effectuated by the Company. As described in the Information Statement, fractional shares (those not divisible by 2,000) will be redeemed for a cash consideration of $0.40 per pre-split share.

Attached to the Information Statement at Appendix C you will find a letter entitled “Transmittal Letter from Shareholder”. In order to receive your new stock certificate for shares resulting from the 1 for 2,000 reverse split and to receive the cash consideration of $0.40 per share for all other shares, please execute and return this letter, enclosing all share certificates, par value $0.01 per share, currently held by you, the shareholder.

Also attached to the Information Statement at Appendix C you will find a letter on blue paper entitled “Demand for Payment of Fair Value of Fractional Share in Connection with Reverse Stock Split.” Pursuant to Sections 607.1321 and 607.1322 of the Florida Statutes, you are entitled to refuse to accept the cash consideration of $0.40 per pre-split share and demand that the Company pay you what you believe to be the fair value of the pre-split shares of Common Stock.

Any shareholder making such a demand must also deposit all certificates representing shares of Common Stock with the Company. If the Company does not agree with your assessment of the value of the shares and the demand remains unsettled, the matter must be brought before the appropriate court. The procedure is explained in Appendix B. This process can be long and costly, and can result in legal fees to be incurred by the shareholder if he/she acts arbitrarily, vexatiously, or not in good faith in demanding payment other than as offered by the Company.

G-1

__________________ ____, 2008

If you should choose to make such a demand on the Company, please complete and return a letter in substantially the same format as the letter found at Appendix C in Blue. Said letter must be sent by first class mail, by reputable overnight business courier, or by hand to the principal business offices of the Company at 17850 N.E. 5th Avenue, Miami, Florida 33162, not later than February 10, 2009.

Sincerely, EDD HELMS GROUP, INC.

G-2